SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Power Integrations, Inc.
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POWER INTEGRATIONS, INC.

5245 Hellyer Avenue

San Jose, California 95138-1002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 18, 2012

Dear Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Power Integrations, Inc., a Delaware corporation. The meeting will be held on Monday, June 18, 2012 at 10:00 a.m., local time, at our executive offices located at 5245 Hellyer Avenue, San Jose, California 95138 for the following purposes:

1.	To elect the Power Integrations Board of Directors’ seven nominees as directors to serve until the 2013 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2.	To approve, on an advisory basis, the compensation of Power Integrations’ named executive officers, as disclosed in this proxy statement.

3.	To approve the Power Integrations, Inc. 2007 Equity Incentive Plan, as amended to increase the aggregate number of shares of the company’s common stock authorized for issuance under the plan.

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To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations for the fiscal year ending December 31, 2012.

5.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 18, 2012 at 10:00 a.m. at 5245 Hellyer Avenue, San Jose, California 95138

The proxy statement and annual report to stockholders are available at http://www.edocumentview.com/POWI

The Board of Directors recommends that you vote FOR Proposals 1, 2, 3 and 4 identified above.

We are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this proxy statement and our 2011 Annual Report. The Notice contains instructions on how to access those documents over the internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2011 Annual Report and a form of proxy card or voting instruction card. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials by mail. We believe that this process will allow us to provide our stockholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

The record date for the Annual Meeting was April 23, 2012. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ Sandeep Nayyar
Sandeep Nayyar Chief Financial Officer & Vice President of Finance

San Jose, California

April 26, 2012

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return a proxy card, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

POWER INTEGRATIONS, INC.

5245 Hellyer Avenue

San Jose, California 95138-1002

PROXY STATEMENT FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

June 18, 2012

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

The Board of Directors of Power Integrations, Inc. is soliciting your proxy to vote at the 2012 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return a proxy card, or follow the instructions below or in the Notice described below to submit your proxy over the telephone or on the internet.

Why did I receive a Notice in the mail regarding the availability of proxy materials on the internet?

We are pleased to take advantage of rules of the Securities and Exchange Commission (the “SEC”) that allow companies to furnish their proxy materials over the internet. Accordingly, we are sending to most of our stockholders of record a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about May 4, 2012. To those that we do not send a Notice, we will send a full set of proxy materials, which include this proxy statement and an annual report to stockholders, on or about the same date. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form or electronically by email on an ongoing basis. A stockholder’s election to receive proxy materials by mail or email will remain in effect until the stockholder terminates it.

Will I receive any other proxy materials by mail?

If we send you a Notice, we may (but are not required to) send you a proxy card, along with a second Notice, on or after May 14, 2012.

How do I attend the Annual Meeting?

The Annual Meeting will be held on Monday, June 18, 2012 at 10:00 a.m., local time, at our executive offices located at 5245 Hellyer Avenue, San Jose, California 95138. Directions to the Annual Meeting may be found at the end of this proxy statement. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 23, 2012 will be entitled to vote at the Annual Meeting. On this record date, there were 28,380,596 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 23, 2012 your shares were registered directly in your name with Power Integrations’ transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to

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fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below or in the Notice to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 23, 2012 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the proxy materials are, or a Notice is, being sent to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•	Election of our Board of Directors’ seven nominees as directors to serve until the 2013 annual meeting of stockholders and until their successors are duly elected and qualified;

•	Advisory approval of the compensation of Power Integrations’ named executive officers, as disclosed in this proxy statement in accordance with SEC rules;

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Approval of the Power Integrations, Inc. 2007 Equity Incentive Plan, as amended to increase the aggregate number of shares of the company’s common stock authorized for issuance under the plan by 2,800,000 shares; and

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Ratification of the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations, Inc. for its fiscal year ending December 31, 2012.

What if another matter is properly brought before the Annual Meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the proxy card to vote on those matters in accordance with their best judgment.

Why didn’t I receive a Notice in the mail regarding the Internet availability of proxy materials?

We are providing stockholders who have previously requested to receive paper copies of the proxy materials with paper copies of the proxy materials instead of a Notice. If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the internet. To sign up for electronic delivery, please follow the instructions provided in your Notice, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card, to vote using the internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. Alternatively, you can go to www.investorvote.com/powi and enroll for online delivery of annual meeting and proxy voting materials.

Can I vote my shares by filling out and returning the Notice?

No. The Notice will, however, provide instructions on how to vote by internet, by telephone, by requesting and returning a paper proxy card, or by submitting a ballot in person at the Annual Meeting.

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How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using a proxy card (which is enclosed if you received this proxy statement by mail or that you may request or that we may elect to deliver at a later time), vote by proxy over the telephone, or vote by proxy on the internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

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To vote using the proxy card, simply complete, sign and date the proxy card (which is enclosed if you received this proxy statement by mail or that you may request or that we may elect to deliver at a later time), and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) in the United States or Canada using a touch-tone phone and follow the recorded instructions. You will be asked to provide Power Integrations’ number and control number from the enclosed proxy card or Notice. Specific instructions to be followed by any registered stockholder interested in voting via telephone are set forth on the proxy card or Notice. Your vote must be received by 1:00 a.m., Central time, on June 18, 2012 to be counted.

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To vote on the internet, registered holders may go to www.investorvote.com/powi to complete an electronic proxy card. You will be asked to provide Power Integrations’ number and control number from the enclosed proxy card or Notice. Specific instructions to be followed by any registered stockholder interested in voting via the internet are set forth on the proxy card or Notice. Your vote must be received by 1:00 a.m., Central time, on June 18, 2012 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials or Notice containing voting instructions from that organization rather than from Power Integrations. Simply complete and mail the proxy card or follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 23, 2012.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all our seven nominees for director, “For” the advisory

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approval of executive compensation, “For” the approval of the Power Integrations, Inc. 2007 Equity Incentive Plan as amended to increase the aggregate number of shares of the company’s common stock authorized for issuance under the plan by 2,800,000 shares, and “For” the ratification of the Audit Committee’s selection of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations for its fiscal year ending December 31, 2012. If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. We have retained Alliance Advisors to assist in obtaining proxies by telephone, mail, facsimile or e-mail from brokers, bank nominees and other institutions for the Annual Meeting. The estimated cost of such service is $7,500, plus out-of-pocket expenses. Alliance Advisors may be contacted at (973) 873-7700.

In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice or set of proxy materials?

If you receive more than one Notice or set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials or Notices to ensure that all of your shares are voted.

Can I change my vote or revoke my proxy after submitting my proxy?

Yes. You can change your vote or revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may change your vote or revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may vote again over the internet or by telephone.

•	You may send a timely written notice that you are revoking your proxy to Power Integrations’ Secretary at 5245 Hellyer Avenue, San Jose, California 95138-1002.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 4, 2013, to our Corporate Secretary at 5245 Hellyer Avenue, San Jose, California 95138-1002; provided, however, that if our 2013 annual meeting of stockholders is held before May 19, 2013 or after July 18, 2013, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2013 annual meeting of stockholders. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director pursuant to our Bylaws, you must provide specified information in writing

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to our Corporate Secretary at the address above by January 4, 2013, except that if our 2013 annual meeting of stockholders is held before May 19, 2013 or after July 18, 2013, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such public announcement of the date of such meeting is made. You are also advised to review our Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count; with respect to the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and with respect to other proposals, votes “For,” “Against,” abstentions and, if applicable, broker non-votes. Abstentions and broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine”. In such cases, the shares are determined to be “present” for purposes of determining whether a quorum is present, but are not counted for purposes of any vote.

Generally, if your shares are held by your broker as your nominee (that is, in “street name”), you, as the beneficial owner of the shares, are entitled to give voting instructions to the broker or nominee holding the shares. To do so, you will need to obtain a proxy form or notice of how to vote over the internet or by telephone from the institution that holds your shares and follow the instructions included on that form or notice regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares only with respect to Proposal 4, the ratification of the selection by the Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; your broker will not be able to vote your shares with respect to Proposal 1, the election of directors, Proposal 2, the advisory vote on the compensation of the company’s named executive officers, or Proposal 3, the Power Integrations 2007 Equity Incentive Plan as amended to increase the aggregate number of shares of the company’s common stock authorized for issuance under the plan.

How many votes are needed to elect directors?

For the election of our seven nominees as directors, the seven nominees receiving the most “For” votes (among votes properly cast in person or by proxy and entitled to vote on the election of directors) will be elected. Only “For” votes will affect the outcome.

Pursuant to our Corporate Governance Guidelines, our Board of Directors will nominate for re-election as director in an uncontested election of directors only those candidates who have tendered an irrevocable resignation as a director, which resignation shall be conditioned upon both (A) such director failing to have received more “For” votes than “Withheld” votes in an uncontested election and (B) acceptance by the Board of Directors of such resignation. The election of directors at this Annual Meeting is an uncontested election.

If, in an uncontested election, a director fails to have received more “For” votes than “Withheld” votes for election, then, within 90 days following certification of the stockholder vote, the Nominating and Governance Committee will act to determine whether to accept the director’s conditional resignation and will submit such recommendation for prompt consideration by the Board of Directors, and the Board of Directors will act on the Nominating and Governance Committee’s recommendation. The Nominating and Governance Committee and the Board of Directors may consider any factors they deem relevant in deciding whether to accept a director’s conditional resignation.

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As a result, although a director who receives more “Withheld” votes than “For” votes in an uncontested election will be elected as a director, that director may cease to be a director if the Board of Directors determines that, based on the fact that the director received more “Withheld” votes than “For” votes, and the other facts the Board of Directors may deem relevant, the Board of Directors decides to accept a director’s conditional resignation.

How many advisory votes are needed to approve the compensation of the company’s named executive officers?

Advisory approval of the compensation of the company’s named executive officers, will be considered to be approved if it receives more “For” votes than “Against” votes. If you “Abstain” from voting, it will have no effect. Broker non-votes will also have no effect.

How many advisory votes are needed to approve the Power Integration’s 2007 Equity Incentive Plan, as amended to increase the aggregate number of shares of the company’s common stock authorized for issuance under the plan by 2,800,000 shares?

For the approval of Power Integrations, Inc. 2007 Equity Incentive Plan, as amended to increase the aggregate number of shares of the company’s common stock authorized for issuance under the plan by 2,800,000 shares, the proposal must receive more “For” votes than “Against” votes. If you “Abstain” from voting, it will have no effect. Broker non-votes will also have no effect.

How many votes are needed to ratify the Audit Committee’s selection of Deloitte & Touche LLP as our independent auditors?

To be approved, ratification of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations, Inc. for its fiscal year ending December 31, 2012, must receive more “For” votes than “Against” votes. If you “Abstain” from voting, it will have no effect. Broker non-votes will also have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy. On the record date, there were 28,380,596 shares outstanding and entitled to vote. Thus the holders of 14,190,299 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you attend the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the Annual Meeting or the holders of a majority of the shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

We expect to announce the preliminary voting results at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.

What proxy materials are available on the internet?

The proxy statement and annual report to stockholders are available at: www.edocumentview.com/POWI

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PROPOSAL 1

ELECTION OF DIRECTORS

Power Integrations’ Board of Directors (the “Board”) is elected annually at each annual meeting. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy shall serve for the remainder of the year, and until the director’s successor is duly elected and qualified. This includes vacancies created by an increase in the number of directors.

The Board currently has seven members, all of whose terms of office expire at the Annual Meeting. Proxies may not be voted for a greater number of persons than the number of nominees named.

Each of the nominees listed below is currently a director of Power Integrations who was previously elected by the stockholders. If elected at the Annual Meeting, each of these nominees would be elected and qualified to serve until the 2013 annual meeting of stockholders and until his successor is duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is Power Integrations’ policy to encourage directors and nominees for director to attend the Annual Meeting. Three of the company’s directors attended the 2011 annual meeting of stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or by proxy and entitled to vote on the election of directors. Unless marked otherwise we will vote proxies returned to us for the nominees named below. The seven nominees receiving the highest number of affirmative votes will be elected. If a nominee receives more “Withheld” votes than “For” votes, then notwithstanding the election of that nominee, if our Board determines that, based on the fact that the director received more “Withheld” votes than “For” votes, and the other facts the Board may deem relevant, our Board may decide to accept the nominee’s conditional resignation previously submitted as required under our Corporate Governance Guidelines. See “How many votes are needed to elect directors?” in “Questions and Answers About These Proxy Materials and Voting” above for a description of these guidelines. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Power Integrations. Each person nominated for election has agreed to serve if elected. Power Integrations’ management has no reason to believe that any nominee will be unable to serve.

This Proposal 1 is to elect our seven nominees nominated as directors. The biographies of each of the nominees below contain information regarding the person’s age as of April 30, 2012, service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes and skills of each director, including those that led to the Nominating and Governance Committee and the Board’s conclusion that the director should continue to serve as a director of Power Integrations.

Nicholas E. Brathwaite, age 53, has served as a director of Power Integrations since January 2000. Mr. Brathwaite is a veteran of the semiconductor industry and served as a member of the board of directors of Tessera Technologies, Inc., a technology innovator that invests in, licenses and delivers innovative miniaturization technologies for next-generation electronic devices from February 2008 until May 2011 and Photon Dynamics, Inc., a public company and provider of products and services to flat panel display manufacturers, prior to its acquisition in October 2008.

Mr. Brathwaite is a founding Partner of Riverwood Capital, a growth equity, middle market technology investment firm with investments in Asia, Latin America and the United States including five (5) semiconductor companies, which he joined in January 2008. Mr. Brathwaite has been involved with semiconductor companies, hardware development (including power supplies) and electronic services (including manufacturing) since 1986. Mr. Brathwaite was the Chief Executive Officer of Aptina Imaging Corporation, a $600M fabless semiconductor company and a wholly owned subsidiary of Micron Technology, serving similar markets, customers and

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applications as those of Power Integrations, from April 2008 to July 2009, and is currently its Chairman of the Board. He served as the Vice President of Technology of Flextronics International Ltd., an electronics company, from 1995 to 2000, and as Flextronics’ Chief Technology Officer from 2000 until 2007, where he played a leading role in the transformation of Flextronics from a small contract manufacturer to a global Electronics Manufacturing Service Provider, during which revenues grew from $150 million to $30 billion. At Flextronics he initiated, built and managed several businesses with revenues ranging from $30 million to $6 billion, including ODM Services, power supplies and other component businesses. He joined Flextronics in 1995, when Flextronics acquired nChip, Inc., a multi-chip module company, where Mr. Brathwaite held the position of Vice President and General Manager of operations from 1992 to 1996. As a founding member of nChip, Inc., Mr. Brathwaite was responsible for all manufacturing and operational activities including wafer fabrication, wafer test, and module assembly. Before joining nChip, Inc., Mr. Brathwaite spent six years with Intel Corporation, a microprocessor company, in various engineering management positions in technology development and manufacturing.

Mr. Brathwaite has significant experience in mergers and acquisitions, having participated in more than 50 mergers and acquisitions ranging from $2 million to $10 billion, was a member of the Flextronics (4-person) Acquisition Committee and was responsible for leading due diligence and integration activities on several of these acquisitions. Mr. Brathwaite is familiar with many of Power Integrations’ customers, including important decision makers and decision making processes, and is very familiar with Asian and European markets, supply chain and business processes.

Mr. Brathwaite received a B.S. in Applied Chemistry from McMaster University, and an M.S. in Polymer Science & Engineering from University of Waterloo. Mr. Brathwaite has also completed the Wharton Executive Education Training Program on Corporate Governance.

Balakrishnan S. Iyer, age 55, has served as a director of Power Integrations since February 2004. Mr. Iyer has served on public company boards since 2001, and currently serves on the board of directors of: Life Technologies Corporation, an S&P 500 company in the life science technology industry; IHS Inc., a company that provides critical information and insight in the Energy, Security, Environment and Product Lifecycle management fields; QLogic Corporation, a leading provider of storage and communications equipment; and Skyworks Solutions, Inc., a mixed signal fabless semiconductor company. Mr. Iyer also served on the board of directors of the Overture Systems prior to the sale of the company to Yahoo and Conexant Systems, Inc., a designer, developer and seller of semiconductor systems solutions for communications applications prior to the sale of the company to Golden Gate Capital.

Mr. Iyer retired from Conexant Systems in 2003 after serving for five years as Senior Vice President and Chief Financial Officer. In that role, Mr. Iyer was responsible for all the financial functions for the company including Operational Finance, Controllership, Treasury, Tax and Investor Relations as well as Strategy and Business Development. He raised $1 billion for the company and completed more than a dozen acquisitions valued at over $2 billion. He also led the execution of the strategic restructuring of the company from an integrated semiconductor company with a full range of manufacturing operations to a family of pure play fabless semiconductor companies. Earlier in his career, Mr. Iyer worked in Silicon Valley for 17 years in the semiconductor industry in Finance roles at Advanced Micro Devices, Cypress Semiconductor and at VLSI Technology where he was Senior Vice President and Chief Financial Officer as well as in engineering roles at National Semiconductor Corporation.

Mr. Iyer has significant experience in audit committee matters, as well as corporate governance, financing and acquisition matters. At IHS, he has served as Chair of the audit committee since he joined its board of directors in 2003, helping oversee the company’s preparation to become a public company, including the recruiting of key finance team members, preparation of the registration statement and implementation of SOX 404. Mr. Iyer is also Chairman of the audit committee at QLogic and Life Technologies and Chairman of the Governance and Nominating Committee at Skyworks Solutions and was previously Chairman of the Governance

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and Nominating Committee at Life Technologies and at Conexant Systems before its acquisition. He serves on the board of directors of the Forum for Corporate Directors, an organization focused on Corporate Governance and also on the Advisory Board of the California State University Fullerton Center for Corporate Reporting and Governance. As a board member, Mr. Iyer has overseen over 40 acquisitions and divestitures valued at nearly $10 billion and in addition overseen over $5 billion in equity and debt financing.

Mr. Iyer has a B.S. in Mechanical Engineering from the Indian Institute of Technology, an MS in Industrial Engineering from the University of California, Berkeley and an MBA in Finance from the Wharton School, University of Pennsylvania.

E. Floyd Kvamme, age 74, has served as a director of Power Integrations since September 1989 and was elected non-executive chairman of the Board in April 2011. Mr. Kvamme is a veteran of the semiconductor industry and previously served as a member of the board of directors of: National Semiconductor Corporation, one of the world’s leading semiconductor companies focused on analog and mixed-signal integrated circuits and sub-systems; and currently serves on the board of directors of Harmonic Inc., a broadband optical networking and digital video systems company. He also served on the board of directors of Photon Dynamics, Inc., a public company and provider of products and services to flat panel display manufacturers, until March 2006. During his career, Mr. Kvamme has been a member of the board of directors of over 15 companies in the semiconductor, personal computer software, large systems software and optical systems markets, including publicly traded companies such as: TriQuint, Brio, Lotus, Harmonic, MiniStor and Bachman Information Systems.

From 1984 through 2008, Mr. Kvamme was a General Partner and now serves as a Partner Emeritus of Kleiner Perkins Caufield & Byers, a venture capital company. Mr. Kvamme has over 40 years in the semiconductor industry, including as an engineer, in sales and marketing and in management. From 2001 to 2009, Mr. Kvamme was the Co-Chair of the President’s Council of Advisors on Science and Technology, advising President George W. Bush on science and technology matters. Prior to Mr. Kvamme joining Kleiner Perkins Caufield & Byers, Mr. Kvamme gained extensive management experience, including serving as General Manager of National Semiconductor’s Semiconductor Division from 1973 – 1979, where sales grew from $200 million to nearly $1 billion. He was also in charge of product planning and marketing at National Semiconductor in the formative years of the integrated circuit era and was in charge of the then largest distribution-oriented sales force at National Semiconductor from 1971 – 1979. From 1979 to 1982 he was the President of National Advanced Systems, responsible for all activities worldwide in this computer systems subsidiary of National Semiconductor including extensive dealings with Asia—particularly Japan in which Hitachi was a major supplier. He was also the Executive Vice President of Marketing and Sales at Apple Computer, 1982 – 1984, responsible for all sales, marketing and advertising of Apple in the United States and some foreign countries.

Mr. Kvamme has a B.S.E.E. in Electrical Engineering from the University of California, Berkeley an MSE in Semiconductor Electronics from Syracuse University, and did post Masters studies in Circuit Design, Computer Design and Control Systems at the University of California, Los Angeles.

Alan D. Bickell, age 75, has served as a director of Power Integrations since April 1999. Mr. Bickell was also previously a member of the board of directors of Asiainfo Holdings, and served as a member of its compensation committee. Mr. Bickell spent more than 30 years with Hewlett Packard Company, a computer-hardware company, serving as corporate senior vice president and managing director of geographic operations from 1992 until his retirement in 1996. In his role at Hewlett Packard, Mr. Bickell’s responsibilities included overseeing Hewlett Packard’s worldwide field sales infrastructure, as well as general management responsibility for Hewlett Packard’s international presence in the Asia Pacific, Latin America and Canada. Mr. Bickell serves on the board of directors of the Peking University Educational Foundation (USA).

Mr. Bickell has extensive experience in finance, accounting and MIS systems, as well as significant experience in international operations, having resided in Japan, Australia, Scotland, Switzerland and Hong Kong during his career at Hewlett Packard. Mr. Bickell also has significant corporate governance experience through his role at Hewlett Packard, as well as on the board of directors of Power Integrations and Asiainfo Holdings.

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Mr. Bickell has a B.S. in Business Administration from Menlo College, and an MBA from Santa Clara University.

Balu Balakrishnan, age 57, has served as President and Chief Executive Officer and as a director of Power Integrations since January 2002. He served as President and Chief Operating Officer from April 2001 to January 2002. From January 2000 to April 2001, he was vice president of engineering and strategic marketing. From September 1997 to January 2000, he was vice president of engineering and new business development. From September 1994 to September 1997, Mr. Balakrishnan served as vice president of engineering and marketing. Before joining Power Integrations in 1989, Mr. Balakrishnan was employed for 11 years by National Semiconductor Corporation, where his responsibilities included engineering and product-line management.

Mr. Balakrishnan, who has more than 30 years of engineering, marketing and management experience in the semiconductor industry, is the chief inventor of Power Integrations’ TOPSwitch®, TinySwitch® and EcoSmart® technologies and holds 131 U.S. patents. He has received the Discover Award for Technological Innovation as well as a TechAmerica Innovator Award, both in recognition of the environmental benefits of EcoSmart technology. Mr. Balakrishnan has an M.S.E.E. from the University of California, Los Angeles, and a B.S.E.E. from Bangalore University, India. He has also completed the Directors Certification Program at the University of California, Los Angeles.

William George, Ph.D., age 69, has served as a director of Power Integrations since March 2009. Dr. George is a veteran of the semiconductor industry and currently serves as a member of the board of directors of two other publicly traded companies: Silicon Image, Inc., a designer and developer of mixed-signal integrated circuits; and Ramtron International Corporation, a leading supplier of integrated circuits enabled by ferroelectric random access memory (FRAM). He also served on the board of directors of Metron Technologies, N.V., a global supplier of semiconductor equipment and materials, prior to its acquisition in December 2004.

From 1999 until June 2007, Dr. George served as an executive vice president of ON Semiconductor, a supplier of performance power solutions, where he was responsible for manufacturing, supply chain, planning, quality and technology development. From 2007 through his retirement in 2008 he directed the startup of ON Semiconductor’s foundry services business. From 1991 to 1994, Dr. George was assigned by Motorola to Sematech Consortium, an alliance of leading American semiconductor companies formed in 1987 to restore American competitiveness in semiconductor manufacturing. At Sematech he served as Executive Vice President and Chief Operating Officer, where he was responsible for all operations, business development, marketing, member liaison, and strategic planning. From 1968 until 1999, Dr. George was employed by Motorola, Inc., and served as Corporate Vice President and Director of Manufacturing for Motorola’s Semiconductor Components Group from June 1997 until July 1999, where he was responsible for manufacturing operations, quality, and technology development.

Dr. George serves on the compensation committee and chairs the nominating and governance committee of Silicon Image. He serves on the audit committee and chairs the compensation and nominating and governance committees of Ramtron, has chaired special board committees on mergers and acquisitions, and has served on a number of advisory boards. He has extensive experience in the analog semiconductor field, including in cost-effective management of foundries, and packaging and test services.

Dr. George is a member of the Sandia National Laboratories Research Advisory Board. He received a B.S. degree in Metallurgical Engineering from the University of Oklahoma and a Ph.D. in Materials Science from Purdue University.

Steven J. Sharp, age 70, has served as a director of Power Integrations since 1988, and served as non-executive chairman of the Board from May 2006 to April 2011. Mr. Sharp served as Power Integrations’ Interim Chief Executive Officer during its first year in 1988. Three of the companies Mr. Sharp participated in creation of were on the 2011 Fortune List of 100 fastest growing public corporations. Mr. Sharp is a 51 year

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veteran of the semiconductor industry and since 1991 has served as a member of the board of directors of TriQuint Semiconductor, Inc., a manufacturer of semiconductor components. Previously, he also served on the board of directors of the following publicly traded companies: Pixelworks Inc., a fabless semiconductor company supplying graphics integrated circuits used in projectors, monitors and TV’s; and Megatest, a company that designed, manufactured, marketed and serviced automatic test equipment for the integrated circuit industry. Mr. Sharp has previously served on all the committees of each Board of Directors on which he has served.

Mr. Sharp served at TriQuint as President, Chief Executive Officer and director from September 1991 until July 2002. Prior to TriQuint, Mr. Sharp was associated with various venture capital and startup semiconductor firms. He helped start Crystal Semiconductor (now Cirrus Logic, Inc.), Gazelle Microcircuits, Inc. (now TriQuint Semiconductor, Inc.), Megatest Corporation (now Teradyne, Inc.) and Volterra Semiconductor Corporation. In 1989, he also founded Silicon Architects, Inc. (since acquired by Synopsys, Inc.). Prior to that, Mr. Sharp spent 23 years with Texas Instruments and Phillips in the semiconductor industry. Mr. Sharp has extensive experience in the analog semiconductor field as an engineer as well as in management. Mr. Sharp also has extensive experience in mergers and acquisitions, having been involved in approximately 15 transactions, as well as public and private financings.

Mr. Sharp has a B.S. degree in Mechanical Engineering from Southern Methodist University, an M.S.E.S from the California Institute of Technology, and an MBA from Stanford University. He also attended director training at Harvard University.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

INDEPENDENCE OF THE BOARD

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. The Board consults with Power Integrations’ counsel to ensure that the Board’s determinations are consistent with all relevant securities laws and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his family members, and Power Integrations, its senior management and its independent registered public accounting firm, the Board affirmatively has determined that all of the directors, other than Mr. Balakrishnan, our president and chief executive officer, are independent directors within the meaning of the applicable NASDAQ listing standards. In making this determination, the Board found that none of the directors or nominees for director other than Mr. Balakrishnan had a material or other disqualifying relationship with Power Integrations. Mr. Balakrishnan, by virtue of being Power Integrations’ president and chief executive officer, is not an independent director.

INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

The Board has adopted Corporate Governance Guidelines to help assure that the Board will have the necessary authority and practices in place to make decisions that are independent of Power Integrations’ management. The guidelines are also intended to align the interests of directors and management with those of Power Integrations’ stockholders. The Corporate Governance Guidelines set forth the practices the Board will follow with respect to, among other things, Board composition and selection, Board meetings and involvement of senior management, chief executive officer performance evaluation and succession planning, Board committees, compensation, director stock ownership and director education and orientation. The Corporate Governance Guidelines are available on our website, which is located at: www.powerint.com.

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The Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

The following table provides membership information and meeting information for 2011 for each of the Audit, Compensation and Nominating and Governance Committees:

Name	Audit		Compensation		Nominating and Governance
Alan D. Bickell	X		X	†
Nicholas E. Brathwaite					X
James R. Fiebiger	X	*			X	*
William L. George	X	*	X
Balakrishnan S. Iyer	X	†			X
E. Floyd Kvamme			X		X	†*
Total meetings in year 2011	8		4		5

†	Current Committee Chairperson.
*

In November 2011, one of our directors, Dr. James R. Fiebiger, passed away. Dr. George replaced Dr. Fiebiger as a member of the Audit Committee and Mr. Kvamme replaced Dr. Fiebiger as the Chairman of the Nominating and Governance Committee.

Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to Power Integrations.

AUDIT COMMITTEE

The Audit Committee of the Board oversees Power Integrations’ corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions, including:

•	evaluates the performance of and assesses the qualifications of the independent registered public accounting firm;

•	determines and approves the engagement of the independent registered public accounting firm;

•	determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•	reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent registered public accounting firm on Power Integrations’ audit engagement team as required by law;

•	confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting;

•

establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by Power Integrations regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	meets to review Power Integrations’ annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm;

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•	reviews and, if it determines appropriate, approves related person transactions;

•

reviews and discusses with management and, as appropriate, the independent auditor, the company’s major financial risk exposures and the steps taken by management to monitor and control these exposures; and

•	adopts procedures for monitoring and enforcing compliance with the Code of Business Conduct and Ethics.

As of the date of this proxy statement, three directors compose the Audit Committee: Messrs. Bickell and Iyer and Dr. George. The Board has adopted a written Audit Committee Charter which can be found on our website at www.powerint.com.

The Board annually reviews the NASDAQ listing standards definition of independence for Audit Committee members and has determined that all members of Power Integrations’ Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards). The Board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of each member’s level of knowledge and experience based upon his extensive experience as set forth above in each of their respective biographies, including as a senior executive officer with financial oversight functions.

COMPENSATION COMMITTEE

The Compensation Committee of the Board reviews and approves the overall compensation strategy and policies for Power Integrations. For this purpose, the Compensation Committee performs several functions, including:

•

with respect to the chief executive officer, reviews and approves all compensation, including incentive-based compensation and equity compensation awards while seeking to achieve an appropriate level of risk and reward, and develops and reviews annual performance objectives and goals relevant to compensation and awards and evaluates the performance of the chief executive officer in light of these goals and objectives;

•

reviews incentive-based compensation plans in which our executive officers participate, and determines the salaries, incentive and equity compensation for executive officers, and oversees the evaluation of management;

•	approves all employment, severance, or change-in-control agreements, special or supplemental benefits, or provisions including the same, applicable to executive officers;

•

proposes the adoption, amendment, and termination of stock option plans, stock appreciation rights plans, pension and profit sharing plans, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans, and other similar programs;

•	grants rights, participation and interests in our compensation plans to eligible participants;

•

approves and periodically reviews the salary, bonus and equity award ranges for non-executive officers and other employees, and authorizes the chief executive officer to approve compensation levels for such non-executive officers and other employees within such ranges;

•	reviews and approves such other compensation matters as the Board or the chief executive officer wishes to have the Compensation Committee approve;

•

reviews and recommends to the Board the compensation to be paid to our non-employee directors for their service on the Board and its committees and any changes thereto, other than compensation received pursuant to automatic equity award grants under stockholder approved equity compensation plans;

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•	reviews with management the Compensation Discussion and Analysis (included in this proxy statement) and considers whether to recommend that it be included in proxy statements and other filings;

•	reviews and evaluates the results of advisory votes of the company’s stockholders regarding executive compensation; and

•

reviews with the chief executive officer the plans for succession to the offices of Power Integrations’ executive officers and makes recommendations to be considered by the Board with respect to the selection of appropriate individuals to succeed to those positions.

As of the date of this proxy statement, three directors compose the Compensation Committee: Messrs. Bickell and Kvamme and Dr. George. All members of Power Integrations’ Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Board has adopted a written Compensation Committee Charter, which can be found on our website at www.powerint.com.

COMPENSATION COMMITTEE PROCESSES AND PROCEDURES

The Compensation Committee of the Board determines all compensation for our executive officers, including our chief executive officer. The Compensation Committee also administers our compensation plans, including equity incentive plans, and makes recommendations to the Board regarding the adoption, amendment, and termination of these compensation plans. The Compensation Committee also analyzes, considers and recommends to the Board the compensation to be paid to our non-employee directors for their service on the Board and its committees, other than compensation received pursuant to automatic equity award grants under stockholder-approved equity compensation plans.

The Compensation Committee has the authority to obtain advice or assistance from consultants, legal counsel, accounting or other advisors as appropriate, to perform its duties, and to determine the terms, costs and fees for such engagements, which are paid for by Power Integrations. The Compensation Committee also has full access to all books, records, facilities and personnel of Power Integrations. The Compensation Committee may from time to time delegate duties or responsibilities to subcommittees or to one member of the Compensation Committee.

The Compensation Committee meets as often as it deems appropriate, but not less frequently than once each year to review the compensation and awards of the executive officers and other employees of Power Integrations, and otherwise perform its duties under its charter.

Our chief executive officer, Mr. Balakrishnan, reviews with the Compensation Committee on a regular basis our compensation philosophy and programs, including the compensation of the named executive officers, so that the Compensation Committee can recommend any changes necessary to keep our compensation philosophy and programs aligned with our business objectives. Mr. Balakrishnan makes recommendations to the Compensation Committee with respect to the compensation of the named executive officers. The Compensation Committee also utilizes an outside compensation consultant to provide it with advice on competitive compensation plans. The Compensation Committee considers, but is not bound to and does not always accept, management’s or the outside consultant’s recommendations with respect to executive compensation. The Compensation Committee discusses Mr. Balakrishnan’s compensation with him, but deliberates and makes decisions with respect to Mr. Balakrishnan’s compensation without him present.

Mr. Balakrishnan and other executive officers attend some of the Compensation Committee’s meetings, but leave the meetings as appropriate when matters of executive compensation specific to them are discussed.

In 2011, the Compensation Committee engaged an independent compensation consulting firm, Meyercord & Associates, Inc. (“Meyercord”), to assist in the analysis of compensation survey data. Meyercord

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attends Compensation Committee meetings from time to time and provides peer group analysis, feedback and recommendations to the Compensation Committee on executive compensation and director compensation. Meyercord was instructed to review compensation at peer companies for the named executive officers and the company’s directors, and to give comments and recommendations based on that review. Meyercord was also expected to use its experience with the company and other similar companies and to apply judgment based on that experience. In addition to survey data, the Compensation Committee analyzes information reported in peer companies’ SEC filings for all elements of compensation, including salary, cash incentive compensation and equity compensation.

Subject to business needs, the Compensation Committee’s policy is to grant option awards or restricted stock units (RSUs) to certain new employees on the first trading day of the month following the date of hire, and annually to grant continuing employees option or RSU awards on the third trading day following the earnings release for the first fiscal quarter of each year. All option grants are set at the closing price on the date of grant.

Our Board determines outside director compensation, after receiving the recommendations from the Compensation Committee and the same independent consultant engaged by the Compensation Committee and used by the Compensation Committee in connection with determining executive officer compensation.

A further description of the Compensation Committee processes and procedures and the specific determinations of the Compensation Committee with respect to executive compensation for fiscal year 2011 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

NOMINATING AND GOVERNANCE COMMITTEE

The Nominating and Governance Committee of the Board is responsible for recommending the nomination of directors to the Board and for establishing and monitoring our corporate governance. For this purpose, the Nominating and Governance Committee performs several functions, including:

•	evaluates and recommends to the Board director nominees for each election of directors;

•	determines criteria for selecting new directors, including desired board skills and attributes, and identifies and actively seeks individuals qualified to become directors;

•	reviews and makes recommendations to the Board concerning qualifications and the appointment and removal of committee members;

•	develops, recommends for Board approval, and reviews on an ongoing basis the adequacy of, Power Integrations’ corporate governance principles;

•	reviews, discusses and assesses the performance of the Board, including Board committees; and

•

considers Board nominees and proposals submitted by stockholders or proposals to be submitted by the company to the company’s stockholders regarding corporate governance matters and makes recommendations to the Board regarding such matters, and establishes any policies, processes and procedures, including procedures to facilitate stockholder communication with the Board.

The Board has adopted a written Nominating and Governance Committee Charter, which can be found on our website at www.powerint.com. As of the date of this proxy statement, three directors compose the Nominating and Governance Committee: Messrs. Brathwaite, Iyer and Kvamme. All members of the Nominating and Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards).

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Governance Committee applies the criteria set forth in Power Integrations’ Corporate Governance Guidelines. These criteria

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include the candidate’s ability to read and understand financial statements, age, personal integrity and ethics, relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the company, demonstrated experience in his or her field, ability to exercise sound business judgment, and having the commitment to rigorously represent the long-term interests of the company’s stockholders. In addition, when conducting its assessment, the Nominating and Governance Committee considers any criteria for director qualifications set by the Board, as well as diversity, skills, and such other factors as it deems appropriate given the current needs of the Board and the company to maintain a balance of knowledge, experience and capability. When considering diversity, the Board and Nominating and Governance Committee views “diversity” as diversity of experience and expertise. The Board and Nominating and Governance Committee believe that having a Board diverse in experience and expertise enables the Board, as a body, to have the broad range of requisite expertise and experience to guide the company and management and to fulfill its role of oversight and stewardship. However, neither the Board nor the Nominating and Governance Committee has developed a policy with respect to diversity in identifying nominees for director, other than as set forth in the Corporate Governance Guidelines to consider diversity when assessing nominees.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Governance Committee reviews such directors’ overall service to the company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Governance Committee also determines whether the nominee should be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Governance Committee meets to discuss and consider such candidates’ qualifications and then recommends a nominee to the Board by majority vote.

To date, the Nominating and Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Nominating and Governance Committee has not received a timely recommended director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

The Nominating and Governance Committee will consider director candidates recommended by stockholders. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Governance Committee at the following address: 5245 Hellyer Avenue, San Jose, California 95138-1002 by January 1 of the year in which such director is to be elected. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of Power Integrations’ stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

BOARD LEADERSHIP STRUCTURE

As set forth in Power Integrations’ Corporate Governance Guidelines, the Board’s leadership structure shall be either (a) a separate Chairman of the Board and Chief Executive Officer, or (b) a Chairman of the Board and

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Chief Executive Officer who is the same person, together with a strong Lead Independent Director; the Nominating and Governance Committee determined that either of these structures is appropriate for Power Integrations as each provides for an independent director to take the functional role where it is appropriate for an independent director to fulfill that function. Currently, the Chairman of the Board and Chief Executive Officer are separate persons.

ROLE OF THE BOARD IN RISK OVERSIGHT

The Board has an active role, as a whole and also at the committee level, in overseeing management of the company’s risks. The Board regularly reviews information regarding the company’s credit, liquidity and operations, as well as the risks associated with each. The Audit Committee’s charter mandates the Audit Committee to review and discuss with management, and the company’s independent registered public accounting firm, as appropriate, the company’s major financial risk exposures and the steps taken by management to monitor and control these exposures. The Compensation Committee is responsible for overseeing the management of risks relating to the company’s executive compensation plans and arrangements. The Nominating and Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT

With the help of the Compensation Committee’s independent compensation consulting firm, Meyercord and Associates, Inc., the Compensation Committee has reviewed the company’s compensation policies and practices as they relate to risk management for all employees, including executive officers. The compensation policies and practices reviewed by the Compensation Committee included: 1) annual base salaries; 2) the 2011 Bonus Plan; 3) equity incentive awards under the 2007 Equity Incentive Plan; 4) the Employee Stock Purchase Plan; and 5) the Executive Officer Benefits Agreements with the company’s executive officers. Following such review, the Compensation Committee determined that risks arising from the company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the company. In coming to this conclusion, the Compensation Committee also considered the mitigating effects of the company’s compensation “claw-back” policy which conditions the earning and payment of any cash or stock bonuses to executive officers on an agreement to repay a portion of such bonuses in the event of a restatement resulting from intentional misconduct by such officers.

BOARD STOCK OWNERSHIP GUIDELINES

Pursuant to Power Integrations’ Corporate Governance Guidelines and to align the interests of the company’s directors with the interests of the company’s stockholders, the Board believes that directors should have a significant financial stake in the company. Accordingly, the Board believes that each director who has served on the Board for three years (excluding service prior to the date of adoption of the Board’s stock ownership guidelines) should own not less than 1,000 shares of the company’s common stock. At its discretion, the Board may evaluate whether this requirement should be waived in the case of any director, who, because of his or her personal circumstances, would incur a hardship by complying with this requirement.

MEETINGS OF THE BOARD

The Board met six times in 2011. All directors attended at least 75% of the aggregate number of the meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members in 2011.

As required under applicable NASDAQ listing standards, in fiscal year 2011, Power Integrations’ independent directors met in regularly scheduled executive sessions at which only independent directors were present.

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STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Power Integrations’ Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed as follows: Power Integrations Board Communication, 5245 Hellyer Avenue, San Jose, California 95138-1002. Any communication sent must state the number of shares owned by the stockholder making the communication. The communications will be reviewed by the chairman of the Board. The chairman of the Board will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication is unduly frivolous, hostile, threatening or similarly inappropriate, in which case, the chairman of the Board shall discard the communication.

CODE OF BUSINESS CONDUCT AND ETHICS

Power Integrations has adopted the Power Integrations, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website, which is www.powerint.com, and available in print to any stockholder who requests it. Requests for printed copies of the Code of Business Conduct and Ethics can be made by writing to Attn: Investor Relations Department, Power Integrations, Inc., 5245 Hellyer Avenue, San Jose, California 95138-1002.

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PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, Power Integrations’ stockholders are entitled to vote to approve, on an advisory basis, the compensation of the company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the company’s named executive officers and the philosophy, policies and practices described in this proxy statement.

The compensation of the company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, the company believes that its compensation policies and decisions are focused on pay-for-performance principles, strongly aligned with our stockholders’ interests and consistent with current market practices. Compensation of the company’s named executive officers is designed to enable the company to attract and retain talented and experienced executives to lead the company successfully in a competitive environment.

Our executive compensation program has been designed to retain and encourage a talented, motivated and focused executive team by providing competitive compensation within our market. We believe that our executive compensation program provides an appropriate balance between salary and “at-risk” forms of variable incentive compensation, as well as a mix of incentives that encourage executive focus on both short- and long-term goals as a company without encouraging inappropriate risks to achieve performance.

Highlights of our program include:

•

A mixture of salary and variable incentive compensation that provides for a substantial portion of executive compensation to be “at-risk” and dependent on our performance as a company which aligns the interests of executive officers with those of the company’s stockholders;

•

Long-term, equity-based incentive compensation to align the interests of executive officers with stockholders and to provide each executive officer with an incentive to manage the company from the perspective of an owner with an equity stake in the business; and

•

A compensation “claw-back” policy which conditions the earning and payment of any cash or stock bonuses to executive officers on an agreement to repay a portion of such bonuses in the event of a restatement resulting from intentional misconduct by such officers.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of the company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Power Integrations’ named executive officers, as disclosed in the proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board or the company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

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Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and voting on this proposal at the Annual Meeting. Abstentions and broker non-votes will have no effect.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2

20.

PROPOSAL 3

APPROVAL OF 2007 EQUITY INCENTIVE PLAN, AS AMENDED

In September 2007, the Board approved the Power Integrations 2007 Equity Incentive Plan, which we refer to as the 2007 Plan, subject to stockholder approval, generally in order to amend and restated Power Integrations’ 1997 Stock Option Plan, referred to as the 1997 Plan. Our stockholders approved the 2007 Plan in November 2007.

As of April 13, 2012 awards (net of canceled or expired awards) covering an aggregate of 2,728,452 shares of the company’s common stock has been granted under the 2007 Plan. Only 2,038,819 shares of common stock (plus any shares that might in the future be returned to the 2007 Plan as a result of cancellations or expiration of awards) remained available for future grant under the 2007 Plan.

In March 2012, the Board approved the 2007 Plan, as amended to increase the number of shares of the company’s common stock reserved pursuant to the 2007 Plan by 2,800,000 shares to further provide a means to continue to offer a competitive equity compensation program to secure and retain the services of high-caliber employees, directors, and consultants of our company and its affiliates, to provide a means by which such eligible individuals may be given an opportunity to benefit from increases in the value of the common stock through the grant of stock awards, and thereby align the long-term compensation and interests of those individuals with the stockholders.

The Board’s approval of the 2007 Plan, as amended to increase the number of shares of the company’s common stock reserved pursuant to the 2007 Plan by 2,800,000 shares, is subject to stockholder approval. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting on this proposal at the meeting will be required to approve the 2007 Plan, as amended. Abstentions and broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

The terms and provisions of the 2007 Plan are summarized below. This summary, however, does not purport to be a complete description of the 2007 Plan. The 2007 Plan has been filed with the SEC as Appendix A to this proxy statement and may be accessed from the SEC’s homepage at www.sec.gov. The following summary is qualified in its entirety by reference to the complete text of the 2007 Plan. Any stockholder that wishes to obtain a copy of the actual plan document may do so by written request to Power Integrations’ Secretary at 5245 Hellyer Avenue, San Jose, California 95138-1002.

General

The 2007 Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, and performance stock awards, referred to collectively as stock awards.

Incentive stock options granted under the 2007 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the “Code.” Nonstatutory stock options granted under the 2007 Plan are not intended to qualify as incentive stock options under the Code. See “Federal Income Tax Information” for a discussion of the tax treatment of stock awards.

Stock Subject to the 2007 Plan

Subject to this Proposal, the maximum number of shares of common stock available for issuance under the 2007 Plan is 14,796,929. There is no annual automatic increase to the share reserve under the 2007 Plan.

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The number of shares of common stock available for issuance under the 2007 Plan will be reduced by two shares for each share of common stock issued pursuant to a restricted stock award or restricted stock unit award. Shares issued upon the exercise of options or stock appreciation rights will reduce the number of shares available for issuance under the 2007 Plan on a one-for-one basis.

If stock awards granted under the 2007 Plan expire or otherwise terminate without being exercised in full or are settled in cash, the shares of common stock not acquired pursuant to those awards become available for subsequent issuance under the 2007 Plan. If any shares of common stock issued pursuant to a stock award are forfeited because of a failure to vest in those shares, the forfeited shares will become available for subsequent issuance under the 2007 Plan. In addition, shares withheld in satisfaction of applicable withholding taxes or reacquired as consideration for the exercise of an option or stock appreciation right will become available for subsequent issuance under the 2007 Plan. No more than 14,796,929 shares may be issued pursuant to the exercise of incentive stock options. Shares issued under the 2007 Plan may be previously unissued shares or reacquired shares we have bought on the market.

As of April 13, 2012 awards (net of canceled or expired awards) covering an aggregate of 2,728,452 shares of the company’s common stock has been granted under the 2007 Plan. Only 2,038,819 shares of common stock (plus any shares that might in the future be returned to the 2007 Plan as a result of cancellations or expiration of awards) remained available for future grant under the 2007 Plan.

During 2011, Power Integrations granted options to purchase an aggregate of 108,000 shares of common stock under the 2007 Plan to current executive officers, and options to purchase an aggregate of 56,000 shares to non-executive directors, at exercise prices ranging from $30.78 to $39.49 per share. All options granted under the 2007 Plan during fiscal year 2011 were granted with exercise prices at least equal to 100% of the fair market value of the common stock on the date of the grant. In addition, during 2011 Power Integrations granted restricted stock unit awards covering an aggregate of 54,000 shares, and performance stock unit awards covering an aggregate of 52,000 shares, under the 2007 Plan to current executive officers, and granted restricted stock units awards covering an aggregate of 242,259 shares to all employees (excluding executive officers) and performance stock unit awards covering an aggregate of 46,434 shares (excluding executive officers) under the 2007 Plan.

Administration

The Board administers the 2007 Plan. Subject to the provisions of the 2007 Plan, the Board has the authority to determine to whom the stock awards are granted, the provisions of each stock award granted, the number of shares subject to each stock award, and the time or times a participant is permitted to receive stock or cash pursuant to a stock award. The Board has the power to accelerate the vesting and exercisability of a stock award. As administrator of the 2007 Plan, the Board has the authority to construe and interpret its provisions.

The Board has the authority to delegate some or all of the administration of the 2007 Plan to a committee or committees composed of one or more members of the Board. In the discretion of the Board, a committee may consist solely of two or more “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act, or solely of two or more “outside directors” within the meaning of Section 162(m) of the Code. The 2007 Plan also permits the delegation of authority to one or more executive officers to make grants to eligible officers and employees, although an executive officer may not make grants to himself or herself. In accordance with the provisions of the 2007 Plan, the Board has delegated administration of the 2007 Plan to the Compensation Committee. As used herein with respect to the 2007 Plan, the “Board” refers to any committee appointed by the Board, any subcommittee thereof, as well as the Board itself.

The Board does not have the authority to (a) re-price any outstanding options or stock appreciation rights under the 2007 Plan, or (b) cancel and re-grant any outstanding options or stock appreciation rights under the 2007 Plan, unless the stockholders have approved such an action within a 12 month period preceding or following such an event.

22.

Eligibility

Incentive stock options may be granted only to employees (including officers). Employees (including officers), directors, and consultants of Power Integrations and its affiliates are eligible to receive all other types of stock awards under the 2007 Plan. All of the approximately 442 employees and seven directors of Power Integrations and its affiliates are eligible to participate in the 2007 Plan. Eligibility to participate in the Plan does not entitle an eligible person to any right to be granted stock awards; stock awards will be granted solely at the discretion of the Board. The non-employee members of our Board of Directors receive automatic grants of stock options under the 2007 Plan pursuant to our Directors Equity Compensation Program, as further described in “Compensation of Directors – Stock Option Awards” later in this proxy statement. Our current non-employee members of our Board of Directors will receive, under this program, options to purchase 8,000 shares per year for so long as they remain members of our Board of Directors on the grant date, which is the first trading day in July of each year.

No incentive stock option may be granted under the 2007 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of Power Integrations or its affiliates, unless the exercise price of such option is at least 110% of the fair market value of the common stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined on the date of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the 2007 Plan and any other equity plans of Power Integrations and its affiliates) may not exceed $100,000 (any excess of such amount is treated as nonstatutory stock options).

No person may be granted options and stock appreciation rights covering more than 500,000 shares of common stock during any calendar year. Stockholder approval of this Proposal will also constitute approval of the 500,000 share limitation for purposes of Section 162(m) of the Code. This limitation assures that any deductions to which we would otherwise be entitled upon either the exercise of options or stock appreciation rights granted under the 2007 Plan or upon the subsequent sale of the shares acquired under those stock awards, will not be subject to the $1 million limitation on the income tax deductibility of compensation paid per covered executive officer imposed under Section 162(m) of the Code.

Terms of Options

Options may be granted under the 2007 Plan pursuant to stock option agreements adopted by the Board. The following is a description of the permissible terms of options under the 2007 Plan. Individual stock option agreements may be more restrictive as to any or all of the permissible terms described below.

Exercise Price. The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of grant and, in some cases (see “Eligibility” above), may not be less than 110% of such fair market value. The exercise price of nonstatutory stock options may not be less than 100% of the fair market value of the stock on the date of grant. As of April 13, 2012, the closing price of the common stock as reported on the Nasdaq Global Select Market was $36.31 per share.

Consideration. The exercise price of options granted under the 2007 Plan may, at the discretion of the Board, be paid (a) in cash, check, or other cash equivalents, (b) pursuant to a broker-assisted cashless exercise, (c) by delivery of other shares of common stock, (d) pursuant to a net exercise arrangement, or (e) in any other form of legal consideration acceptable to the Board.

Vesting. Options granted under the 2007 Plan may become exercisable in cumulative increments, or “vest,” as determined by the Board. Vesting typically will occur during the optionee’s continued service with Power Integrations or an affiliate, whether such service is performed in the capacity of an employee, director, or consultant, referred to collectively as service, and regardless of any change in the capacity of the service performed. Shares covered by different options granted under the 2007 Plan may be subject to different vesting terms.

23.

Term. The maximum term of options granted under the 2007 Plan is 10 years, except that in certain cases (see “Eligibility” above) the maximum term is five years.

Termination of Service. Options under the 2007 Plan generally terminate three months after termination of a participant’s service unless (a) termination is due to the participant’s disability, in which case the option may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of termination; (b) the participant dies within a specified period after termination of service, in which case the option may be exercised (to the extent the option was exercisable at the time of the participant’s death) within 18 months of the participant’s death by the person or persons to whom the rights to such option have passed; or (c) the option by its terms specifically provides otherwise. The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised after the expiration of its term.

Restrictions on Transfer. Except as otherwise provided in the applicable stock option agreement, options under the 2007 Plan are not transferable other than by will, the laws of descent and distribution, or domestic relations order. During the lifetime of the participant, only the participant may exercise an incentive stock option. However, the Board may grant options that are transferable under certain limited circumstances. A participant may also designate a beneficiary who may exercise an option following the participant’s death.

Terms of Restricted Stock

Restricted stock awards may be granted under the 2007 Plan pursuant to restricted stock award agreements adopted by the Board. Individual restricted stock award agreements may be more restrictive as to any or all of the permissible terms described below.

Consideration. The Board may grant restricted stock in consideration for (a) cash, check, or other cash equivalents, (b) past or future services rendered to Power Integrations or an affiliate, or (c) any other form of legal consideration acceptable to the Board.

Vesting. Shares of stock acquired under a restricted stock award may, but need not, be subject to a repurchase option in favor of Power Integrations or forfeiture to Power Integrations in accordance with a vesting schedule as determined by the Board.

Termination of Service. Upon termination of a participant’s service, Power Integrations may repurchase or otherwise reacquire any forfeited shares of stock that have not vested as of such termination under the terms of the applicable restricted stock award.

Restrictions on Transfer. Rights to acquire shares under a restricted stock award may be transferred only upon such terms and conditions as determined by the Board.

Terms of Restricted Stock Units

Restricted stock unit awards may be granted under the 2007 Plan pursuant to restricted stock unit award agreements adopted by the Board. Individual restricted stock unit award agreements may be more restrictive as to any or all of the permissible terms described below.

Consideration. The Board may grant restricted stock units in consideration for any form of legal consideration acceptable to the Board.

Vesting. Restricted stock unit awards vest at the rate specified in the restricted stock unit agreement as determined by the Board.

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Settlement. A restricted stock unit award may be settled by the delivery of shares of common stock, cash, or any combination as determined by the Board. At the time of grant, the Board may impose additional restrictions or conditions that delay the delivery of stock or cash subject to the restricted stock unit award after vesting.

Dividend Equivalents. Dividend equivalent rights may be credited with respect to shares of common stock covered by a restricted stock unit award.

Termination of Service. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon a participant’s termination of service.

Terms of Stock Appreciation Rights

Stock appreciation rights may be granted under the 2007 Plan pursuant to stock appreciation rights agreements adopted by the Board. Individual stock appreciation right agreements may be more restrictive as to any or all of the permissible terms described below. Each stock appreciation right is denominated in shares of common stock equivalents.

Term. The maximum term of stock appreciation rights granted under the 2007 Plan is 10 years.

Strike Price. The strike price of stock appreciation rights under the 2007 Plan may not be less than 100% of the fair market value of the common stock equivalents subject to the stock appreciation rights on the date of grant.

Exercise. Upon exercise of a stock appreciation right, Power Integrations will pay the participant an amount equal to the excess of (a) the aggregate fair market value on the date of exercise of a number of common stock equivalents with respect to which the participant is exercising the stock appreciation right, over (b) the aggregate strike price determined by the Board on the date of grant. The appreciation distribution upon exercise of a stock appreciation right may be paid in cash, shares of common stock, or any other form of consideration determined by the Board.

Vesting. Stock appreciation rights vest and become exercisable at the rate specified in the stock appreciation rights agreement as determined by the Board.

Termination of Service. Unless otherwise provided by a stock appreciation rights agreement, stock appreciation rights generally terminate three (3) months after termination of a participant’s service. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Terms of Performance Stock Awards

General. A performance stock award is a type of restricted stock award or a restricted stock unit award that is granted or may vest based upon the attainment of certain performance goals during a designated performance period. The 2007 Plan allows the Board to grant performance stock awards that qualify as performance-based compensation that is not subject to the income tax deductibility limitations imposed by Section 162(m) of the Code, if the grant of such an award is approved by the Compensation Committee and certain other procedural requirements are satisfied.

Performance Goals. To assure that the compensation attributable to one or more performance stock awards will qualify as performance-based compensation that will not be subject to the $1 million limitation on the income tax deductibility of the compensation paid per covered executive officer imposed under Section 162(m) of the Code, the Compensation Committee has the authority to structure one or more such awards so that stock will be issued or paid pursuant to the award only upon the achievement of certain pre-established performance goals. Such goals may be based on any one of, or combination of, the following: (a) earnings per share; (b) earnings before interest, taxes and depreciation; (c) earnings before interest, taxes, depreciation and amortization (EBITDA);

25.

(d) total stockholder return, (e) return on equity; (f) return on assets, investment, or capital employed; (g) operating margin; (h) gross margin; (i) operating income; (j) net income (before or after taxes); (k) net operating income; (l) net operating income after tax; (m) pre- and after-tax income; (n) pre-tax profit; (o) operating cash flow; (p) sales or revenue targets; (q) orders and revenue; (r) increases in revenue or product revenue; (s) expenses and cost reduction goals; (t) improvement in or attainment of expense levels; (u) improvement in or attainment of working capital levels; (v) economic value added (or an equivalent metric); (w) market share; (x) cash flow; (y) cash flow per share; (z) share price performance; (aa) debt reduction; (bb) implementation or completion of projects or processes; (cc) customer satisfaction; (dd) stockholders’ equity; (ee) quality measures; and (ff) any other measures of performance selected by the Board.

Annual Limitation. The maximum benefit to be received by a participant in any calendar year attributable to performance stock awards may not exceed 500,000 shares of common stock.

Other Stock Awards

The Board may grant other stock awards based in whole or in part by reference to the value of Power Integrations’ common stock. Subject to the provisions of the 2007 Plan, the Board has the authority to determine the persons to whom and the dates on which such other stock awards will be granted, the number of shares of common stock (or cash equivalents) to be subject to each award, and other terms and conditions of such awards. Such awards may be granted either alone or in addition to other stock awards granted under the 2007 Plan.

Changes to Capital Structure

In the event that there is a specified change in the shares subject to the 2007 Plan or any stock award granted thereunder, whether through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or other change not involving Power Integrations’ receipt of consideration, the Board will appropriate adjust: (a) the class(es) and maximum number of shares subject to the 2007 Plan, (b) the class(es) and maximum number of shares that may be issued pursuant to the exercise of incentive stock options, (c) the class(es) and maximum number of shares for which any participant may be granted options, stock appreciation rights, or performance stock awards per calendar year, and (d) the class(es) and number of shares and the price per share in effect under each outstanding stock award under the 2007 Plan.

Corporate Transactions; Changes in Control

In the event of certain significant corporate transactions, the Board has the discretion to take one or more of the following actions with respect to outstanding stock awards:

•	arrange for assumption, continuation, or substitution of a stock award by a surviving or acquiring entity (or its parent company);

•

arrange for the assignment of any reacquisition or repurchase rights applicable to any shares of common stock issued pursuant to a stock award to the surviving or acquiring corporation (or its parent company);

•	accelerate the vesting and exercisability of a stock award followed by the termination of the stock award;

•	arrange for the lapse of any reacquisition or repurchase rights applicable to any shares of common stock issued pursuant to a stock award;

•	cancel or arrange for the cancellation of a stock award, to the extent not vested or not exercised, in exchange for appropriate cash consideration; and

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•

arrange for the surrender of a stock award in exchange for a payment equal to the excess of (a) the value of the property the holder of the stock award would have received upon the exercise of the stock award, over (b) any exercise price payable by such holder in connection with such exercise.

The Board need not take the same action for each stock award or portion thereof.

A significant corporate transaction will be deemed to occur if an ownership change event or series of ownership change events occurs in which the stockholders do not retain ownership, in substantially the same proportions, of more than 50% of the voting power of Power Integrations or corporations to which assets of Power Integrations are transferred. An ownership change event will be deemed to occur upon (a) a sale or exchange of more than 50% of the voting stock of Power Integrations, (b) a merger or consolidation in which Power Integrations is a party; (c) a sale or exchange of substantially all of the assets of Power Integrations; or (d) a liquidation or dissolution of Power Integrations.

The Board has the discretion to provide that a stock award under the 2007 Plan will immediately vest as to all or any portion of the shares subject to the stock award (a) immediately upon the occurrence of certain specified change in control transactions, whether or not such stock award is assumed, continued, or substituted by a surviving or acquiring entity in the transaction, or (b) in the event a participant’s service with Power Integrations or a successor entity is terminated, actually or constructively, within a designated period following the occurrence of certain specified change in control transactions. Stock awards held by participants under the 2007 Plan will not vest on such an accelerated basis unless specifically provided by the participant’s applicable award agreement.

The acceleration of stock awards in connection with significant corporate transactions and changes in control may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of Power Integrations.

Duration, Termination, and Amendment

The Board may suspend or terminate the 2007 Plan at any time. The 2007 Plan is scheduled to terminate no later than September 9, 2017. No rights may be granted under the 2007 Plan while the 2007 Plan is suspended or after it is terminated.

The Board may amend or modify the 2007 Plan at any time, subject to any required stockholder approval. To the extent required by applicable law or regulation, stockholder approval will be required for any amendment that (a) materially increases the number of shares available for issuance under the 2007 Plan, (b) materially expands the class of individuals eligible to receive stock awards under the 2007 Plan, (c) materially increases the benefits accruing to the participants under the 2007 Plan or materially reduces the price at which shares of common stock may be issued or purchased under the 2007 Plan, (d) materially extends the term of the 2007 Plan, or (e) expands the types of awards available for issuance under the 2007 Plan.

Federal Income Tax Information

The following is a summary of the principal United States federal income taxation consequences to participants and Power Integrations with respect to participation in the 2007 Plan. This summary is not intended to be exhaustive, and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

Incentive Stock Options. Incentive stock options granted under the 2007 Plan are intended to qualify for the favorable federal income tax treatment accorded “incentive stock options” under the Code. There generally are no federal income tax consequences to the participant or Power Integrations by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any.

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If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option was granted and more than one year after the date the option was exercised for those shares, any gain or loss on a disposition of those shares (a “qualifying disposition”) will be a long-term capital gain or loss. Upon such a qualifying disposition, Power Integrations will not be entitled to any income tax deduction.

Generally, if the participant disposes of the stock before the expiration of either of those holding periods (a “disqualifying disposition”), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (a) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (b) the participant’s actual gain, if any, on the purchase and sale. The participant’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, generally Power Integrations will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the tax year in which the disqualifying disposition occurs.

Nonstatutory Stock Options. No taxable income is recognized by a participant upon the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Generally, Power Integrations will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to an income tax deduction in the tax year in which such ordinary income is recognized by the participant.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

Restricted Stock Awards. Upon receipt of a restricted stock award, the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the shares on the date of issuance over the purchase price, if any, paid for those shares. Power Integrations will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the year in which such ordinary income is recognized by the participant.

However, if the shares issued upon the grant of a restricted stock award are unvested and subject to repurchase by Power Integrations in the event of the participant’s termination of service prior to vesting in those shares, the participant will not recognize any taxable income at the time of issuance, but will have to report as ordinary income, as and when Power Integrations’ repurchase right lapses, an amount equal to the excess of (a) the fair market value of the shares on the date the repurchase right lapses, over (b) the purchase price, if any, paid for the shares. The participant may, however, elect under Section 83(b) of the Code to include as ordinary income in the year of issuance an amount equal to the excess of (a) the fair market value of the shares on the date of issuance, over (b) the purchase price, if any, paid for such shares. If the Section 83(b) election is made, the participant will not recognize any additional income as and when the repurchase right lapses. The participant and Power Integrations will be required to satisfy certain tax withholding requirements applicable to such income. Power Integrations will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued. In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant.

Upon disposition of the stock acquired upon the receipt of a restricted stock award, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such

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stock plus any amount recognized as ordinary income upon issuance (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

Restricted Stock Unit Awards. No taxable income is recognized upon receipt of a restricted stock unit award. The participant will generally recognize ordinary income in the year in which the shares subject to that unit are actually vested and issued to the participant in an amount equal to the fair market value of the shares on the date of issuance. The participant and Power Integrations will be required to satisfy certain tax withholding requirements applicable to such income. Power Integrations will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued. In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant.

Stock Appreciation Rights. No taxable income is realized upon the receipt of a stock appreciation right. Upon exercise of the stock appreciation right, the fair market value of the shares (or cash in lieu of shares) received is recognized as ordinary income to the participant in the year of such exercise. Generally, with respect to employees, Power Integrations is required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Generally, Power Integrations will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to an income tax deduction in the year in which such ordinary income is recognized by the participant.

Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to each covered employee exceeds $1 million. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from Power Integrations, may cause this limitation to be exceeded in any particular year. However, certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation.

Options and Stock Appreciation Rights. In accordance with Treasury Regulations issued under Section 162(m) of the Code, compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if (a) such awards are granted by a compensation committee or committee of the Board composed solely of “outside directors,” (b) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, (c) the per-employee limitation is approved by the stockholders, and (d) the exercise or strike price of the award is no less than the fair market value of the stock on the date of grant. It is intended that all options and stock appreciation rights granted under the 2007 Plan qualify as performance-based compensation that is exempt from the $1 million deduction limitation.

Restricted Stock Awards, Restricted Stock Unit Awards, and Performance Stock Awards. Compensation attributable to restricted stock awards, restricted stock unit awards, and performance stock awards will qualify as performance-based compensation, provided that: (a) the award is granted by a compensation committee composed solely of “outside directors,” (b) the award is granted (or vests) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (c) the Compensation Committee certifies in writing prior to the grant or vesting of the award that the performance goal has been satisfied, and (d) prior to the grant of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount, or formula used to calculate the amount, payable upon attainment of the performance goal).

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

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PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP as Power Integrations’ independent registered public accounting firm for the fiscal year ending December 31, 2012, and the Board has directed that management submit the selection of Deloitte & Touche LLP as Power Integrations’ independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited Power Integrations’ financial statements since 2005. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither Power Integrations’ Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as Power Integrations’ independent registered public accounting firm. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Power Integrations and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting on this proposal at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP. Abstentions and broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to Power Integrations for the fiscal years ended December 31, 2011 and December 31, 2010, by Deloitte & Touche LLP, Power Integrations’ independent registered public accounting firm (in thousands).

	Fiscal 2011	Fiscal 2010
Audit Fees(1)	$1,179	$1,175
Audit-Related Fees	—	—
Tax Fees(2)	210	203
All Other Fees	—	—

Total Fees	$1,389	$1,378

(1)

Audit fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements. Audit fees for 2011 and 2010 include fees for professional services rendered for the audits of the effectiveness of internal control over financial reporting.

(2)	In 2011 and 2010, tax fees related primarily to tax planning and tax compliance advice.

All fees described above were approved by the Audit Committee.

PRE-APPROVAL POLICY AND PROCEDURES

The Audit Committee has a policy to approve in advance the engagement of the independent registered public accounting firm for all audit services and non-audit services, based on independence, qualifications and, if

30.

applicable, performance, and approve the fees and other terms of any such engagement; provided, however, that the Audit Committee may establish pre-approval policies and procedures for any engagement to render such services, provided that such policies and procedures (a) are detailed as to particular services, (b) do not involve delegation to management of the Audit Committee’s responsibilities, and (c) provide that, at its next scheduled meeting, the Audit Committee is informed as to each such service for which the independent auditor is engaged pursuant to such policies and procedures. In addition, the Audit Committee may delegate to one or more members of the committee the authority to grant pre-approvals for such audit and non-audit services, provided that (1) the decisions of such member(s) to grant any such pre-approval shall be presented to the Audit Committee at its next scheduled meeting and (2) the Audit Committee has established policies and procedures for such pre-approval of services consistent with the requirements of clauses (a) and (b) above.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4.

31.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD*

During 2011, three independent, non-employee directors composed the Audit Committee. Messrs. Bickell and Iyer and Dr. Fiebiger composed the Audit Committee until November 2011, at which time Dr. George replaced Dr. Fiebiger on the Audit Committee.

Management is responsible for Power Integrations’ internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Power Integrations’ consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2011 with management and Deloitte & Touche LLP. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380 ), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.

Based on its discussions with management and the independent registered public accounting firm, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Power Integrations’ Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

AUDIT COMMITTEE

Balakrishnan S. Iyer (Chairman) Alan D. Bickell William L. George

*

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Power Integrations under the 1933 or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

32.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 29, 2012, with respect to the beneficial ownership of Power Integrations’ common stock by:

•	each person known by Power Integrations to be the beneficial owner of more than 5% of Power Integrations common stock,

•	each executive officer named in the Summary Compensation Table,

•	each director and director nominee of Power Integrations, and

•	all executive officers and directors of Power Integrations as a group.

The address for each executive officer, director and director nominee named below is Power Integrations’ principal executive offices located at 5245 Hellyer Avenue, San Jose, California 95138-1002.

	Beneficial Ownership
Beneficial Owners(1)	Number of Shares(2)	Percent of Total(3)
5% Stockholders
Wasatch Advisors, Inc.(4) 150 Social Hall Avenue Salt Lake City, UT 84111	4,182,348	14.75%

Prudential Financial, Inc.(5) 751 Broad Street Newark, New Jersey 07102-3777	2,174,295	7.67%

BlackRock, Inc.(6) 40 East 52nd Street New York, NY 10022	2,064,611	7.28%

The TCW Group, Inc., on behalf of the TCW Business Unit(7) 865 South Figueroa Street Los Angeles, CA 90017	1,632,594	5.76%

The Vanguard Group(8) 100 Vanguard Blvd. Malvern, PA 19355	1,556,164	5.49%

Capital Research Global Investors(9) 333 South Hope Street Los Angeles, CA 90071	1,450,000	5.11%

Named Executive officers and directors
Balu Balakrishnan(10)	1,345,926	4.57%
Sandeep Nayyar (11)	29,110	*
Derek Bell(12)	205,539	*
John Tomlin(13)	37,345	*
Clifford J. Walker(14)	227,286	*
Alan D. Bickell(15)	69,332	*
Nicholas E. Brathwaite(16)	66,902	*
Dr. William George(17)	27,115	*
Balakrishnan S. Iyer(18)	79,999	*
E. Floyd Kvamme(19)	265,140	*
Steven J. Sharp(20)	92,500	*
All directors and current executive officers as a group (13 persons)(21)	2,531,178	8.34%

*	Less than 1%.

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(1)

Power Integrations believes that the persons named in the table have sole voting and dispositive power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws (where applicable) and to the information contained in the footnotes to this table.

(2)

A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days, such as upon the exercise of options to purchase common stock. Options to purchase common stock granted to executive officers under the 2007 Equity Incentive Plan and to our directors become exercisable when they vest.

(3)

Percentages are based on 28,351,784 shares of common stock outstanding on March 29, 2012, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after March 29, 2012, or May 28, 2012, are deemed to be outstanding for the purposes of calculating that stockholder’s percentage of beneficial ownership.

(4)	Based on a Schedule 13G/A filed with the SEC on February 14, 2012, reporting beneficial ownership as of December 31, 2011.
(5)

Based on a Schedule 13G filed with the SEC on February 14, 2012, reporting beneficial ownership as of December 31, 2011. Prudential Financial, Inc. (“Prudential”) has sole voting power with respect to 160,882 of these shares, shared voting power with respect to 926,595 of these shares, sole dispositive power with respect to 160,882 of these shares, and shared dispositive power with respect to 2,013,413 of these shares. Of these shares, 2,039,854 shares may be deemed to be beneficially owned by Jennison Associates LLC (“Jennison”), over which Jennison has sole voting and investment power (based on a Schedule 13G/A filed with the SEC on February 13, 2012, reporting beneficial ownership as of December 31, 2011). Prudential indirectly owns 100% of equity interests of Jennison, an investment advisor. Jennison’s address is: 466 Lexington Avenue, New York, NY 10017.

(6)	Based on a Schedule 13G filed with the SEC on February 10, 2012, reporting beneficial ownership as of December 31, 2011.
(7)

Based on a Schedule 13G filed with the SEC on February 9, 2012, reporting beneficial ownership as of December 31, 2011, on behalf of itself and its direct and indirect subsidiaries. As of July 6, 2001, the ultimate parent company of TCW is Societe Generale, S.A., a corporation formed under the laws of France (“SG”). SG, may be deemed ultimately to control TCW and its direct and indirect subsidiaries. SG, its executive officers and directors, and its direct and indirect subsidiaries (including all business units except TCW and its direct and indirect subsidiaries), may be deemed to beneficially own these shares. Due to the separate management and independent operation of its business units, SG disclaims beneficial ownership of shares beneficially owned by TCW and its direct and indirect subsidiaries. TCW and its direct and indirect subsidiaries disclaim beneficial ownership of shares beneficially owned by SG and any of SG’s other business units.

(8)

Based on Schedule 13 G filed with the SEC on February 9, 2012. The Vanguard Group, Inc. has sole voting and investment power with respect to 40,087 of these shares, and sole dispositive power with respect to 1,516,077 of these shares.

(9)	Based on Schedule 13 G filed with the SEC on February 8, 2012.
(10)

Consists of 254,858 shares held by the Balu and Mohini Balakrishnan Family Trust Dated 6-9-1993, of which Mr. Balakrishnan is a trustee, 12,500 shares of common stock issuable upon the vesting of restricted stock units and 1,078,568 shares of common stock issuable upon exercise of options exercisable within 60 days after March 29, 2012.

(11)	Includes 21,832 shares of common stock issuable upon exercise of options exercisable within 60 days after March 29, 2012.
(12)

Includes 3,000 shares of common stock issuable upon the vesting of restricted stock units and 192,270 shares of common stock issuable upon exercise of options exercisable within 60 days after March 29, 2012.

(13)

Consists of 12,873 shares held by Mr. Tomlin and his spouse in a joint account, 3,000 shares of common stock issuable upon the vesting of restricted stock units and 21,472 shares of common stock issuable upon exercise of options exercisable within 60 days after March 29, 2012.

(14)

Includes 3,000 shares of common stock issuable upon the vesting of restricted stock units and 209,832 shares of common stock issuable upon exercise of options exercisable within 60 days after March 29, 2012.

(15)	Includes 68,332 shares of common stock issuable upon exercise of options exercisable within 60 days after March 29, 2012.
(16)	Includes 60,832 shares of common stock issuable upon exercise of options exercisable within 60 days after March 29, 2012.

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(17)	Includes 26,115 shares of common stock issuable upon exercise of options exercisable within 60 days after March 29, 2012.
(18)	Includes 79,999 shares of common stock issuable upon exercise of options exercisable within 60 days after March 29, 2012.
(19)	Includes 72,500 shares of common stock issuable upon exercise of options exercisable within 60 days after March 29, 2012.
(20)	Includes 72,500 shares of common stock issuable upon exercise of options exercisable within 60 days after March 29, 2012.
(21)

Consists of shares held by each executive officer and director, including: 2,763 shares held by executive officers other than named executive officers; 3,550 shares of common stock issuable upon the vesting of restricted stock units to executive officers who are not named executive officers; and 78,671 shares of common stock issuable upon exercise of options to executive officers, who are not named executive officers, within 60 days after March 29, 2012; and the shares described in footnotes 10 through 20 above.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about Power Integrations’ common stock that may be issued upon the exercise of options and rights under all of the existing equity compensation plans as of December 31, 2011, which consist of the Power Integrations 1997 Stock Option Plan, the Power Integrations 1997 Outside Directors Stock Option Plan, the Power Integrations 1997 Employee Stock Purchase Plan, the Power Integrations 1998 Nonstatutory Stock Option Plan and the Power Integrations 2007 Equity Incentive Plan. None of the company’s existing equity compensation plans permit the repricing of stock appreciation rights or stock options for a lower exercise price or cash buyouts without stockholder approval.

Plan Category		Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (a)		Weighted- Average Exercise Price of Outstanding Options and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	1997 Stock Option Plan	2,029,758		$22.71	4,000
	1997 Outside Directors Stock Option Plan(1)	372,502		25.10	100,000
	1997 Employee Stock Purchase Plan	—		—	654,385
	2007 Equity Incentive Plan(2)	1,580,356	(3)	26.15	2,208,565	(4)

	Total	3,982,616		24.06	2,966,950
Equity compensation plans not approved by security holders	1998 Nonstatutory Stock Option Plan(1)	32,184		21.11	—

Totals		4,014,800		$24.03	2,966,950

(1)

On July 28, 2009, this plan was amended to generally prohibit outstanding options from being amended to reduce the exercise price of such outstanding options or canceled in exchanged for cash, other awards or options with a lower exercise price without stockholder approval.

(2)

On July 28, 2009, this plan was amended to generally prohibit outstanding options or stock appreciation rights from being canceled in exchange for cash without stockholder approval and already prohibited the repricing of any outstanding stock awards and the canceling and re-granting of any outstanding stock awards without stockholder approval.

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(3)

All option awards, restricted stock units and performance-based awards issued under this plan are reflected in this column. The weighted-average exercise price of the options is included in column (b). The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding awards of restricted stock units and performance-based shares, as they have no exercise price.

(4)

Under the 2007 Equity Incentive Plan, stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards and “other stock awards” may be granted for the full amount of the share reserve except that the number of shares available for issuance under the 2007 Equity Incentive Plan is reduced by one (1) share for each share of stock issued pursuant to a stock option or a stock appreciation right and two (2) shares for each share of common stock issued pursuant to a restricted stock award, restricted stock unit award, or other stock award.

Description of 1998 Nonstatutory Stock Option Plan. Power Integrations’ Board adopted the 1998 Nonstatutory Stock Option Plan, or the 1998 Plan, in July 1998. The 1998 Plan was approved by Power Integrations’ directors; stockholder approval was not required at that time and was not sought. The 1998 Plan provided for the grant of nonstatutory stock options to Power Integrations’ employees and consultants. There were initially 1,000,000 shares reserved under the 1998 Plan, and no shares remain available for future issuance under this plan. No additional stock awards were granted under the 1998 Plan following stockholder approval of the 2007 Equity Incentive Plan, or the 2007 Plan, at the 2007 annual meeting of stockholders.

The Board, or a committee appointed by the Board, sets the terms of stock awards granted under the 1998 Plan subject to the terms of the 1998 Plan. The exercise price of nonstatutory stock options granted under the 1998 Plan is not less than 85% of the fair market value of the stock subject to the option on the date of grant. Options under the 1998 Plan generally terminate three months after termination of service for any reason other than death or disability, and six months after termination due to disability or death. The 1998 Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of stock available for issuance under the 1998 Plan have been issued and all restrictions on such shares under the terms of the 1998 Plan and the agreements evidencing options granted under the 1998 Plan have lapsed. Stock awards generally vest over four years.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.

To our knowledge, based solely on review of the forms furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2011, we believe that all Section 16(a) filing requirements applicable to the executive officers, directors and persons who beneficially own more than 10% of our common stock were complied with in 2011, with the exception of two Forms 4 filed late by Ben Sutherland, our Vice President of Sales, whose Forms 4 reported in the aggregate three option exercises and subsequent sales of the shares, totaling 1,933 shares.

COMPENSATION OF DIRECTORS

Cash Compensation. From January 1, 2011 to December 31, 2011, each of our directors, with the exception of Mr. Balakrishnan, received $9,000 per quarter to serve as a member of our Board, and the chairman of our Board received an additional $7,500 per quarter to serve in such capacity. Our non-employee directors do not receive per meeting fees.

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In addition, each chairman of our Audit Committee, Compensation Committee and Nominating and Governance Committee, received in 2011, $5,000, $3,750, and $2,000 per quarter, respectively, for serving as chairpersons of these committees. The members of our Audit Committee, Compensation Committee and Nominating and Governance Committee who were not the chairperson of the respective committee, received in 2011, $2,000, $1,500 and $800 per quarter, respectively, to serve on these committees.

Non-employee directors are reimbursed for all reasonable travel and related expenses incurred in connection with attending Board and committee meetings.

Stock Option Awards. Additionally, directors who are not employees of Power Integrations each receive equity compensation. Previously, non-employee directors received stock options to purchase shares of common stock under the 1997 Outside Directors Stock Option Plan (the “Directors Plan”). The Directors Plan provided for the automatic grant of nonstatutory stock options to our non-employee directors over their period of service on the Board. The Directors Plan provided that each new non-employee director of Power Integrations would be granted an option to purchase 30,000 shares of common stock on the date on which such individual first became a non-employee director of Power Integrations (the “Initial Option”). Thereafter, each non-employee director who served on the Board received annually an option to purchase 10,000 shares of our common stock, with such numbers of shares reduced pro rata if such non-employee director had served on the Board for less than one year (an “Annual Option”).

Initial Options to purchase 30,000 shares continue to vest with respect to 1/3 of the shares on the first anniversary of the date of grant, and the remaining shares in a series of 24 successive equal monthly installments thereafter. Annual Options to purchase 10,000 shares were previously granted on the anniversary date of becoming a director for each of our directors who joined our Board after the date of our initial public offering, and for the others on the anniversary of our initial public offering each year. The Annual Options vest monthly over the 25th through 36th month following the date of grant.

The Directors Plan was amended to suspend the granting of Initial and Annual Options until such time as the Board or Compensation Committee determines that Initial Options and Annual Options shall no longer be suspended under the Directors Plan.

Since 2009, initial and annual grants have been made to outside directors primarily under the Power Integrations 2007 Equity Incentive Plan (the “2007 Plan”) as follows (the “Directors Equity Compensation Program”):

•

Under the Directors Equity Compensation Program, each current participant and each individual who would be eligible to participate in the Directors Plan would be a participant in the Directors Equity Compensation Program.

•	The Directors Equity Compensation Program does not affect the vesting schedules or exercise prices of outstanding options held by non-employee directors.

•

Pursuant to the Directors Equity Compensation Program, on the first trading day of July in each year (the “Regular Grant Date”), if a continuing eligible director (other than a new director) holds options pursuant to which 8,000 or more shares would vest during the period commencing with the 25th month and ending with the 36th month following the Regular Grant Date (the “Third Year”), he/she would not receive a new option grant under the 2007 Plan on that day.

•

On the Regular Grant Date of each year, if a continuing eligible director (other than a new director) holds options pursuant to which less than 8,000 shares (or no shares) would vest during the Third Year, he/she would receive an option under the 2007 Plan to purchase 8,000 shares less the number of such shares. Such shares would vest monthly during the Third Year.

•	A new eligible director generally would receive under the 2007 Plan (or, if determined by the Compensation Committee, under the Directors Plan):

(a) On the first trading day of the month following commencement of service, an option to purchase the number of shares of common stock equal to: the fraction of a year (determined by reference to the number of

37.

months) between the date of the director’s appointment to the Board and the next July 1, multiplied by 8,000 (the number of shares of common stock subject to such option would be rounded down to the next whole share) and such shares would vest on such next July 1; and

(b) On the first trading day of July following commencement of service, an option to purchase 24,000 shares vesting monthly over the three year period commencing on the Regular Grant Date.

•

The exercise price per share for options granted under the Directors Equity Compensation Program is the fair market value of a share of Power Integrations’ common stock on the grant date as determined in accordance with the option agreements.

•	The Directors Equity Compensation Program will remain in effect at the discretion of the Board or the Compensation Committee.

Compensation of Other Directors. Mr. Balakrishnan, our chief executive officer and president, is not separately compensated for his services as a member of the Board.

The following table shows for the fiscal year ended December 31, 2011 certain information with respect to the compensation of all non-employee directors of Power Integrations:

DIRECTOR COMPENSATION FOR FISCAL YEAR 2011

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)(3)	Total
Alan D. Bickell	$60,500	$129,674	$190,174
Balakrishnan S. Iyer	$53,200	$129,674	$182,874
James R. Fiebiger	$52,000	$129,674	$181,674
Steven J. Sharp	$51,000	$129,674	$180,674
Nicholas E. Brathwaite	$39,200	$129,674	$168,874
E. Floyd Kvamme	$61,500	$129,674	$191,174
William L. George	$42,000	$129,674	$171,674

(1)	This column represents annual director fees, committee chairman fees and meeting attendance fees earned in 2011. It excludes fees paid in 2011 but earned in 2010.
(2)

The amounts shown in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are described in Note 3, “Stock Plans and Share Based Compensation” in our notes to consolidated financial statements as set forth in our annual report on Form 10-K for fiscal year ended December 31, 2011 as filed with the SEC on February 29, 2012. All grants were made subject to individual award agreements, the form of which was previously filed with the SEC. Only one option grant was made to each non-employee director in 2011, therefore the grant date fair value in the table above reflects the grant date fair value of that option.

(3)

Options to purchase the following aggregate number of shares were outstanding and held by our non-employee directors as of December 31, 2011: Mr. Bickell, 95,666; Mr. Iyer, 97,333; Dr. George, 43,372; Mr. Sharp, 89,000; Mr. Brathwaite, 78,166; and Mr. Kvamme, 89,000.

An option to purchase 8,000 shares of our common stock was granted to each non-employee director in 2011, with a grant date of July 1, 2011 and an exercise price of $39.49. No other options were granted to non-employee directors in 2011. The grant date fair value of these options is reflected in the table above computed in accordance with FASB ASC Topic 718. Each stock option grant was made under the 2007 Equity Incentive Plan. The option grants will become exercisable in twelve equal monthly installments beginning in the 25th month after the date of grant, subject to the optionee’s continued service. The exercise price per share of all options granted is equal to the fair market value of a share of common stock on the date of grant. Options granted under the 2007 Equity Incentive Plan have a maximum term of ten years after the date of grant, subject to earlier termination upon an optionee’s cessation of service.

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COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

The primary objectives of the Compensation Committee of the Board with respect to executive compensation are as follows:

1.	To attract and retain qualified executive management;

2.	To fairly compensate executives for the value of work provided;

3.	To compensate executives for achieving specific company goals and objectives;

4.	To align the incentives of our executives with the interests of our stockholders by providing equity awards to executives so that each executive has a meaningful ownership interest in our company; and

5.	To implement executive compensation programs in an objective and non-discriminatory manner.

To achieve these objectives, the Compensation Committee implements and maintains compensation plans that tie a substantial portion of the executives’ overall compensation to our company’s financial performance and the price of our common stock. Overall, an executive’s total compensation is intended to create an executive compensation program that is set at levels competitive with the executive compensation paid by other comparable public technology companies.

Role of our Chief Executive Officer in Determining Compensation. Mr. Balakrishnan, Power Integrations’ chief executive officer, reviews with the Compensation Committee on a regular basis our compensation philosophy and programs, including with respect to the named executive officers, so that the Compensation Committee can make any changes necessary to keep the company’s compensation philosophy and programs aligned with the company’s business objectives. Mr. Balakrishnan makes recommendations to the Compensation Committee with respect to the compensation of the named executive officers. The Compensation Committee also utilizes an outside compensation consultant to provide it with advice on competitive compensation terms. The Compensation Committee considers, but is not bound to and does not always accept, management’s and the outside consultant’s recommendations with respect to executive compensation. The Compensation Committee discusses Mr. Balakrishnan’s compensation with him, but deliberates and makes decisions with respect to Mr. Balakrishnan’s compensation without him present.

Mr. Balakrishnan and other executive officers attend some of the Compensation Committee’s meetings, but leave the meetings as appropriate when matters of executive compensation specific to them are discussed or voted upon.

Comparative Compensation Analysis and Role of Compensation Consultant. Power Integrations generally aligns both its cash and equity compensation to market comparables. The Compensation Committee first engaged, in 2003, an independent compensation consulting firm, Meyercord & Associates, Inc. (“Meyercord”), to assist the Compensation Committee in the analysis of compensation survey data. Meyercord has been engaged by the Compensation Committee since that time, including through 2011 and into 2012. Meyercord attends Compensation Committee meetings from time to time and provides peer group analysis, feedback and recommendations to the Compensation Committee. In addition to survey data, the Compensation Committee considers from time to time information reported in peer companies’ SEC filings for all elements of compensation, including salary, annual cash and equity incentive or bonus compensation, and equity compensation.

In January 2011, Meyercord performed an analysis of Power Integrations’ compensation practices, including a new peer group analysis. The Compensation Committee considered peer companies to be companies in the semiconductor or closely related businesses with annual revenues in the range of approximately 50% to 200% of Power Integrations’ revenues and or an enterprise value of approximately 50% to 200% of Power Integrations’ enterprise value. The Compensation Committee did consider a few similar companies that were

39.

outside of the above-mentioned range because these companies were generally otherwise comparable to Power Integrations. Other criteria considered for peer companies included similarities among global scope and complexity of the company’s business, and businesses falling into industry-specific categories of semiconductors and related services, integrated circuits, semiconductor solutions and computer communications. The peer group that resulted from this screening method was large and diverse enough that the addition or elimination of any one company did not alter the overall analysis materially. The full list of twenty seven (27) companies was as follows:

Company Name	Company Name
Anadigics, Inc.	Micrel, Inc.
Applied Micro Circuits Corporation	Microsemi Corporation
Cirrus Logic, Inc.	Monolithic Power Systems, Inc.
Cohu, Inc.	Netlogic Microsystems
Diodes, Inc.	Pericom Semiconductor Corporation
DSP Group, Inc.	Rambus, Inc.
Exar Corporation	Semtech Corporation
Hittite Microwave Corporation	Sigma Designs, Inc.
Integrated Device Technology, Inc.	Silicon Image, Inc.
Integrated Silicon Solution, Inc.	Standard Microsystems Corporation
International Rectifier Corporation	Tessera Technologies, Inc.
Intersil Corporation	TriQuint Semiconductor, Inc.
Ixys Corporation	Zoran Corporation
Lattice Semiconductor Corporation

Based on the Meyercord analysis for 2011 executive compensation, the Compensation Committee determined to utilize approximately the 50th – 65th percentile as a general reference point, but not a specific target, for the aggregate value of base salary and annual target bonus for the named executive officers, and the 60th – 80th percentile as a general reference point, but not a specific target, for long-term equity incentive compensation. The Compensation Committee utilized a higher general reference point for long-term equity incentive compensation than the other components of executive compensation to provide a stronger incentive to the executive officers to manage the company as owners with equity stakes in the business. The Compensation Committee deviated from the general reference points for certain of the executive officers depending on the particular officer’s experience level, pay history, and performance.

The Compensation Committee is not bound by award formulas and is free to exercise its discretion to adjust salaries, bonus awards and equity awards. Generally, the Compensation Committee also considers the pay history of each executive, the relative pay between each executive, the performance of the company and the performance and experience of each executive in arriving at compensation levels.

The Role of Stockholder Say-on-Pay Votes. In 2011, Power Integrations provided its stockholders with the opportunity to cast an advisory vote on executive compensation, and at its 2011 annual meeting of stockholders, the company’s stockholders approved the executive compensation. Also at the 2011 annual meeting, stockholders approved, on an advisory basis, a resolution approving the preferred frequency of stockholders advisory votes on compensation of the company’s named executive officers of one year, which the Board determined to adopt. Our stockholders approved the 2011 compensation of our named executive officers by over 99% of the shares present and entitled to vote at the meeting. The Compensation Committee viewed this approval as a strong endorsement of our compensation policies and practices and continued to conduct itself consistent with past practice. Although the stockholder vote is non-binding, the Compensation Committee will consider the outcome of future votes when making future compensation decisions for named executive officers.

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EXECUTIVE COMPENSATION COMPONENTS

Executive compensation is divided into the following components: a) base salary, b) annual bonus and c) long-term equity-based incentive awards. In addition, the named executive officers are also eligible to participate in our health and welfare programs, the employee stock purchase plan, subject to limitations, our 401(k) plan, and other programs on the same basis as other employees of the company.

Base Salary. We pay a base salary to each of our named executive officers to provide an appropriate and competitive base level of current cash income. The Compensation Committee generally reviews base salaries annually, and adjusts them from time to time to realign salaries with perceived market levels after taking into account individual responsibilities, performance and experience.

In 2011 and 2010, the Compensation Committee made small adjustments to keep base salaries close to 2009 levels. The 2011 and 2010 base salaries increased approximately 2%-4% per year compared to the prior years for all named executive officers, excluding Mr. Nayyar who joined the company in June of 2010. Mr. Nayyar’s initial salary level was set at the mid-salary range of peer company chief financial officers in June 2010 and remained at the same level throughout 2011. The minor salary adjustments to named executive officers were made to stay consistent with adjustments made for other employees of the company.

Annual Bonus. The Compensation Committee believes that a substantial portion of the annual compensation for each executive officer should be in the form of variable incentive bonuses. The annual incentive bonuses are intended to compensate officers for achieving annual financial goals at the corporate level. The Compensation Committee utilizes annual incentive bonuses in order to attract and retain qualified executives, align their interests with those of the company’s stockholders, and provide appropriate executive and leadership incentives.

In 2011 and 2010, similar to 2009, the Compensation Committee determined to award bonuses in performance stock units (“PSUs”) to provide our management with a stronger incentive to perform and thereby increase the company’s common stock price. The Compensation Committee used the 2008 target cash bonuses (which were generally based on the 50th percentile of the company’s peer companies) as a frame of reference to determine the number of PSUs to award pursuant to the 2011 bonus plan (the “2011 Plan”). The aggregate value of PSUs awarded pursuant to the 2011 Plan on the grant date to all of the officers, was approximately 6% higher than the cash bonuses awarded pursuant to the 2008 cash bonus plan, which increase was nominal and considered to be appropriate given that three years had passed since the 2008 cash bonuses had been established. The PSUs are awarded at the beginning of the fiscal year, and vest depending on the extent to which the company meets the performance criteria discussed under “Mechanics of 2011 Bonus Plan” below, which can range from zero to 200% of the target shares awarded.

Due to our stock price in 2011 on average being approximately the same as in 2010, the aggregate number of PSUs reserved for issuance under the 2011 Plan equaled approximately 100% of the aggregate number of PSUs reserved for issuance under the 2010 bonus plan (which was also based on 2008 target cash bonuses). Correspondingly, the number of PSUs underlying each executive officer’s target bonus under the 2011 Plan was approximately 100% of the number of PSUs underlying the respective executive officer’s target bonus under the 2010 bonus plan, except with respect to Mr. Nayyar, the company’s current chief financial officer. Mr. Nayyar’s annual target bonus was 3,200 PSU’s in 2011 versus 3,000 PSUs in 2010, which was prorated to 1,500 PSUs due to his joining of the company in June 2010. The size of Mr. Nayyar’s 2010 target bonus was agreed upon as part of Mr. Nayyar’s offer letter and also determined in relation to the size of the target bonuses granted to the company’s other named executive officers (other than the chief executive officer).

Overall, the actual value of 2011 PSU target bonus compensation was approximately 68% of the annual base salary for the company’s chief executive officer and approximately 40% – 43% of annual base salary for the company’s other named executive officers. This placed Power Integrations between the 50th and 60th percentile among Power Integrations’ peer companies for target bonus as a percentage of base salary for the named

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executive officers as a group. A Radford Survey analysis and peer group analysis directly comparing the individual 2011 target bonuses of Power Integrations’ named executive officers with the target bonuses of officers in analogous positions at Power Integrations’ peer companies was also utilized in verifying the consistency with the Compensation Committee’s general reference point for the 2011 target bonuses. Power Integrations’ individual named executive officers target bonus was between approximately the 50th – 70th percentile based on the October 2010 Radford Survey, and between the 30th – 75th percentile compared to the target bonuses of officers in analogous positions.

For the aggregate value of base salary and annual target bonus for the named executive officers as a group, Power Integrations placed at about the 48th percentile of Power Integration’s peer group companies. The Compensation Committee believed compensating the named executive officers at this level was justified in light of the experience levels and performance of the named executive officers and the strong performance of the company.

Mechanics of 2011 Bonus Plan

For the 2011 Plan, the Compensation Committee determined that actual bonus payments would be a percentage of target bonus based upon revenue and non-GAAP operating income performance, as was the case for the company’s 2007 through 2010 bonus plans. The Compensation Committee has used these components to emphasize revenue growth and to focus management on operating performance by excluding the impact of changes in interest rates, tax rates and share count on income. The weighting of these components is as follows:

Revenue	25%
Non-GAAP Operating Income	75%
Total	100%

The non-GAAP operating income targets were based on non-GAAP operating income, which excluded certain expenses, including (a) FAS 123R expense; (b) any extraordinary income and or expenses associated with mergers and acquisition activities, patent lawsuit settlements and IRS settlements; and (c) any other charges or adjustments which the Compensation Committee determined to be extraordinary or otherwise appropriate. These items were excluded because the Compensation Committee reasoned that these items were not indicative of operating performance and did not relate to achieving Power Integrations’ compensation objectives.

The Compensation Committee believed the metrics of the 2011 Plan were directly tied to the company’s core operating performance, were key factors in driving stockholder value, and were important business elements that Power Integrations’ executives could meaningfully influence. By focusing on these metrics, the Compensation Committee sought to align the financial interests of the company’s executives with those of the company’s stockholders.

Revenue Component of Executive’s Bonus:

Under the terms of the 2011 Plan, the named executive officers would not receive a bonus payout for the revenue component of the 2011 Plan if actual 2011 revenues did not exceed $310 million, the established minimum threshold for revenues set forth in the 2011 Plan. Thus, as actual 2011 revenues did not reach the established threshold set forth in the Plan, the corresponding 25% of the target bonus was not paid out to the named executive officers. If 2011 actual revenue had increased above the minimum amount of revenue, the actual bonus would have increased from $0 at the minimum amount up to 100% of the revenue component of the target bonus when actual revenue equaled target revenue of $330 million in the 2011 Plan, and the bonus would have continued to increase thereafter as actual revenue increased, up to a maximum of 200% of the revenue component of the target bonus when revenues reached $360 million.

Non-GAAP Operating Income Component of Executive’s Bonus:

The named executive officers would not receive a bonus payout for the non-GAAP operating income component of the 2011 Plan if actual 2011 non-GAAP operating income did not exceeded approximately

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$65 million, the established minimum threshold for non-GAAP operating income set forth in the 2011 Plan. As actual 2011 non-GAAP operating income was below this minimum threshold, the corresponding 75% of the target bonus was not paid out to the named executive officers. If 2011 actual non-GAAP operating income had increased above the minimum amount of non-GAAP operating income, the actual bonus would have increased from $0 at the minimum amount of non-GAAP operating income up to 100% of the non-GAAP operating income component of the target bonus when actual non-GAAP operating income equaled target non-GAAP operating income of $75 million in the 2011 Plan, and the bonus would have continued to increase thereafter as actual non-GAAP operating income increased, up to a maximum of 200% of the non-GAAP operating income component of the target bonus when non-GAAP operating income reached $88 million.

The established minimum revenue threshold in the 2011 Plan was based upon the current consensus view of analysts regarding net revenues of $310 million and reflected 3.3% revenue growth for the company. This threshold was intended to have difficulty in attainment levels consistent with the 2010 bonus plan; the target and maximum levels under the 2011 Plan represented increasingly challenging and aggressive levels of performance. The non-GAAP operating income thresholds were derived from the revenue thresholds based on the board approved budget for 2011. The Compensation Committee believed that reaching these levels would have been unlikely without substantial growth of existing business and new business resulting in market share gains.

On January 24, 2012, the Compensation Committee determined that Power Integrations had not satisfied the performance conditions at the minimum levels specified for both the revenue and non-GAAP operating income components of the 2011 Plan. Accordingly, no payout in the form of vesting of PSUs occurred for Power Integrations’ executive officers.

Long-Term Equity-Based Incentive Awards. The goal of Power Integrations’ long-term equity-based incentive awards is to align the interests of executive officers with stockholders and to provide each executive officer with an incentive to manage Power Integrations from the perspective of an owner with an equity stake in the business. Providing a meaningful potential financial gain through equity-based incentive awards also assists Power Integrations in retaining its executive officers. During 2011, to follow market practices, the Compensation Committee decided to use a mix of both stock option and restricted stock unit awards (“RSUs”) for the long-term equity incentive compensation of Power Integrations’ named executive officers as indicated in the “Grants of Plan-Based Awards in 2011” table below. The Compensation Committee generally divided long-term equity incentive compensation approximately equally, in terms of value, between stock options and RSUs, based on the company’s stock price at the time of the approval of the awards, for each named executive officer.

Stock Options

Each stock option grant allows the named executive officer to acquire shares of Power Integrations’ common stock at a fixed price per share equal to the fair market value of our common stock on the date of grant. The option grant will provide a return only if Power Integrations’ common stock appreciates over the option term.

On January 25, 2011, the Compensation Committee approved the grants of stock options to purchase shares of the company’s common stock to the company’s named executive officers, with a grant date of May 5, 2011, which coincides with the company’s annual focal review option and award grant date (except with respect to Mr. Nayyar; the Compensation Committee approved a stock option grant for Mr. Nayyar on July 26, 2011, with a grant date of August 5, 2011). The stock option granted to Mr. Nayyar resulted from the Compensation Committee’s review in July of 2011, of Mr. Nayyar performance after one year of service, and experience in relation to Power Integrations’ peer companies equity compensation for the named chief financial officers as a group. The stock options have a 4-year vesting period, with 1/8th of the shares underlying the stock options vesting on the six month anniversary of the vesting commencement date and the balance of the shares vesting in a series of forty-two (42) successive equal monthly installments measured from the six month anniversary of the vesting commencement date.

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Restricted Stock Unit Awards

The Compensation Committee believes RSUs help to create incentives for performance and align the interests of executives with those of stockholders because an RSU’s value increases or decreases in correlation with the company’s stock price. In addition, because the grant date value of an RSU is generally greater than the grant date value of a stock option (using the Black-Scholes valuation model), the Compensation Committee is able to grant a smaller number of RSUs to deliver an approximately similar grant date award value as a stock option covering a greater number of shares. Thus, compared to stock options, RSUs help reduce the dilutive effects of the company’s equity awards on the company’s stockholders and may provide a cost effective balance of incentive and risk. Further, the Compensation Committee believes RSUs possess greater retention value than stock options given that RSUs, unlike stock options, retain significant value even when the stock price fluctuates below the stock price on the grant date.

On January 25, 2011, the Compensation Committee approved the grants of RSUs to the named executive officers, with a grant date of May 5, 2011 (except with respect to Mr. Nayyar; the Compensation Committee granted Mr. Nayyar RSU’s on July 26, 2011). The RSUs granted to Mr. Nayyar resulted from the Compensation Committee’s review in July of 2011, of Mr. Nayyar performance after one year of service, and experience in relation to Power Integrations’ peer companies equity compensation for the chief financial officers as a group. The RSUs have a 4-year vesting period with one-fourth of the RSUs vesting on each anniversary of the grant date over four years.

Determination of Amounts of Equity Awards

In 2011, the Compensation Committee determined it generally appropriate to award the total amounts of long-term equity incentive compensation to each of the named executive officers, other than the chief executive officer and chief financial officer, primarily based on experience, rather than to differentiate each executive’s compensation relative to the market. Thus, the named executive officers, other than Mr. Balakrishnan and Mr. Nayyar, received option grants and RSUs which were generally equal in value as such named executive officers had similar levels of experience.

The long-term equity incentive compensation for Mr. Nayyar was lower than the long-term equity incentive compensation of the company’s other named executive officers because of the initial equity awards granted to Mr. Nayyar as part of his new hire compensation package in 2010, which was determined to be in the middle of the competitive range for newly hired chief financial officers in similar technology companies. Mr. Nayyar was granted 2,000 RSUs and a stock option to purchase 4,000 shares of the company’s common stock.

The Compensation Committee approved granting Mr. Balakrishnan 25,000 RSUs and a stock option to purchase 50,000 shares of the company’s common stock, which was the same level granted 2010. Assuming approximately a 2:1 ratio for the value of stock options relative to RSUs, the Compensation Committee generally estimated Mr. Balakrishnan’s 2011 long-term equity incentive compensation awards equated to the granting of an option to purchase approximately 100,000 shares of the company’s common stock. Based on a historical analysis of the size of past option grants to Mr. Balakrishnan, and Mr. Balakrishnan’s performance and leadership, the Compensation Committee determined that these awards were the appropriate levels of long-term equity incentive compensation to be awarded to Mr. Balakrishnan in 2011.

The Compensation Committee approved granting to the named executive officers, other than Mr. Balakrishnan and Mr. Nayyar, an aggregate of 18,000 RSUs and stock options to purchase an aggregate of 36,000 shares of the company’s common stock. Assuming approximately a 2:1 ratio for the value of stock options relative to RSUs, the Compensation Committee generally estimated these awards equated to the granting of options to purchase approximately an aggregate of 80,000 shares of the company’s common stock for all named executive officers excluding Mr. Balakrishnan. Based on a historical analysis of the size of past option grants to the named executive officers other than Mr. Balakrishnan, and the performance and experience of such

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named executive officers, the Compensation Committee determined that these awards were the appropriate levels of grants of the long-term equity incentive compensation to be awarded to such named executive officers in 2011.

Overall, the value of the long-term, equity-based incentive awards, including both stock options and RSUs granted in May 2011, placed Power Integrations at about the 66th percentile among Power Integrations’ peer companies for Power Integrations’ executive officers as a group. This percentile was not specifically targeted by the Compensation Committee, but fell within the 60th – 80th percentile range which the Compensation Committee used as a general reference point to award long-term equity incentive compensation. The Compensation Committee’s awards of long-term equity incentive compensation which were at a higher percentile than total cash compensation, compared to peer companies, reflects the Compensation Committee’s focus of aligning executive compensation with the interests of the company’s stockholders.

Employment Agreements. The named executive officers are employed at will. Based on the company’s primary objectives, that its executive compensation program should be linked to performance, the executive compensation program does not include employment agreements.

Other Compensation. Our executive officers are party to benefits agreements and offer letters (“Employment Benefits Agreements”) that contain provisions regarding severance benefits in the event the executive is terminated without cause, resigns for good reason or is terminated in connection with a change of control. In the event of a termination without cause, resignation for good reason or a termination in connection with a change of control, these benefits include a cash severance payment based upon the executive’s highest annual salary from the company, the executive’s targeted annual incentive bonus, continued health coverage and accelerated vesting of stock options and restricted stock units (only the chief executive officer receives vesting acceleration for terminations not in connection with a change of control). If the executive is terminated in connection with a change of control, the benefits also include extended time to exercise stock options. If the executive continues service without termination after a change of control, the benefits include partial acceleration of vesting for stock options and restricted stock units (with the amount of acceleration varying based upon whether or not the acquiring company assumes the company’s stock options and restricted stock units as well as the executive’s position and amount of service to the company). After a set age, if an executive officer retires, following an extended amount of service to our company, the executive officer may also receive continued health plan coverage and extended time to exercise stock options pursuant to the Employment Benefits Agreements. The Compensation Committee approved these Employment Benefits Agreements because it believes these severance provisions are necessary to retain our current executives and to attract future executives. The level of benefits under the Employment Benefits Agreements was established by the Compensation Committee to provide retention incentives in line with similar incentives at comparable companies. Certain of these severance benefits are coupled with non-competition and non-solicitation obligations intended to protect our proprietary data that might not be enforceable in the absence of additional consideration. The severance benefits are also intended to motivate named executive officers to continue employment with the company and increase stockholder value in the event of a potential change of control. A summary of the material terms of these Employment Benefits Agreements, together with a quantification of the benefits available under the benefits agreements, may be found in the section below entitled “Summary of Executive Compensation—Employment Contracts and Termination of Employment and Change of Control Agreements.”

Perquisites and Generally Available Benefit Programs. We annually review the perquisites that named executive officers receive. Our named executive officers, like our other employees, are eligible to participate in our employee stock purchase plan. In addition, the named executive officers may participate in the various employee benefit plans that are generally available to all employees, including medical, vision and dental care plans; flexible spending accounts for healthcare; life, accidental death and dismemberment and disability insurance; and paid time off.

We also maintain a 401(k) retirement savings plan for the benefit of all of our employees, including our named executive officers. In 2011, Power Integrations did not contribute to the employee 401(k) plan. However,

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in 2010, Power Integrations did contribute to the employee 401(k) plan; the plan provided a contribution of 3% of salary up to maximum of $3,000 for each U.S. employee. The company’s contribution is discretionary and the decision to contribute is made by the company each year based on business conditions. We do not provide specified retirement programs such as pension plans, or deferred compensation plans. We provide certain retirement benefits to the named executive officers, as described below under the heading “Pension Benefits.”

Federal Tax Considerations. Section 162(m) of the Internal Revenue Code of 1986, as amended, limits Power Integrations to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain named executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Internal Revenue Code. For 2011, the deduction for compensation paid to certain executive officers was limited. The tax effects of Internal Revenue Code Section 162(m) are considered in establishing appropriate executive compensation.

Compensation “Claw-back”. In 2009, we implemented a compensation “claw-back” mechanism with respect to our compensation of our executive officers that conditions the earning and payment of any cash or stock bonuses to executive officers on an agreement to repay a portion of the bonuses in the event of a restatement resulting from intentional misconduct by the officers. Specifically, in the event of intentional misconduct that results in an accounting restatement of any financial statement filed in the twelve (12) months prior to the payout of the bonus due to material noncompliance by the company with any financial reporting requirements of the federal securities laws, the officers determined by the Board to have engaged in the intentional misconduct will reimburse the company the difference between the amount of any bonus received that was based on the original financial statements and the amount of the bonus the officer would have received had the amount of the bonus been calculated based on the restated financial statements.

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COMPENSATION COMMITTEE REPORT1

The Compensation Committee of the Board of Directors of Power Integrations has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into Power Integrations’ Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

COMPENSATION COMMITTEE:

Alan D. Bickell (Chairman) William L. George E. Floyd Kvamme

[1]

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Power Integrations under the Securities Act of 1933 or the Securities Exchange Act of 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

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COMPENSATION TABLES

Summary of Executive Compensation

The following table shows the compensation awarded to, or earned by, our chief executive officer, our chief financial officer and our three other most highly compensated executive officers serving in such capacity at December 31, 2011. We refer to these employees collectively as our “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)		Change in Pension Value and Nonqualified Deferred Compensation Earnings(6) ($)		All Other Compensation		Total
Balu Balakrishnan	2011	$446,271	$6,000	$1,489,835	$785,660		$3,128		$1,092	(7)	$2,731,986
President and Chief Executive Officer	2010	$412,788	$7,000	$1,445,370	$811,450		$2,992		$50,530	(8)	$2,730,130
	2009	$409,230	$6,000	$372,000	$1,703,040	(5)	—		$4,092	(9)	$2,494,362

Sandeep Nayyar(19)	2011	$275,015	—	$294,274	$50,536		$4,607		$858	(10)	$625,290
Chief Financial Officer	2010	$143,846	—	$793,750	$610,350		—		$3,429	(11)	$1,575,065
	2009	—	—	—	—		—		—		—

Derek Bell	2011	$286,988	—	$451,282	$188,558		—	(21)	$874	(12)	$927,702
Vice President, Engineering	2010	$273,068	—	$428,988	$194,748		—		$3,874	(13)	$900,678
	2009	$281,346	—	$148,800	$340,608		—		$3,858	(14)	$774,612

John Tomlin	2011	$287,094	—	$451,282	$188,558		—	(22)	$874	(15)	$927,808
Vice President, Operations	2010	$279,808	—	$428,988	$194,748		$1,001		$3,874	(16)	$908,419
	2009	$281,346	—	$148,800	$340,608		—		$3,858	(17)	$774,612

Clifford Walker(20)	2011	$277,144	—	$451,282	$188,558		$15		$842	(18)	$917,842
Vice President, Corporate Development

(1)	As the 2009 calendar year included one extra payment cycle, all of the company’s employees, including the named executive officers, received one extra payment of base salaries in 2009.
(2)	The “Bonus” in 2011, 2010 and 2009, was awarded for Mr. Balakrishnan’s work on several patents that were assigned to Power Integrations.
(3)

The grant date fair value for all stock awards has been calculated in accordance with FASB ASC Topic 718, excluding estimates of forfeiture. In the case of time-based restricted stock units the grant date fair value was calculated by multiplying the closing stock price on the grant date by the number of shares awarded. In the case of performance stock units made pursuant to Power Integrations’ 2011 and 2010 bonus plans, which were subject to certain performance conditions, as further described in the “Compensation Discussion & Analysis” section, the fair value at the grant date is based upon the probable outcome of the satisfaction of the performance conditions which was the same as the value of the award at the grant date assuming the highest levels of performance conditions were achieved. The grant date fair value was calculated by multiplying the closing stock price on the grant date by the maximum number of shares awarded.

(4)

The dollar amounts in this column reflect the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for awards granted during the fiscal year. For information on the assumptions used to calculate the value of the awards for 2011, 2010, and 2009, refer to Note 3, “Stock Plans and Share Based Compensation”, to Power Integrations’ consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on February 29, 2012.

(5)

Excludes the decrease in fair value in the amount of $(432,779), computed as of the repricing date in accordance with FASB ASC Topic 718, due to the increasing of the exercise price on February 2, 2009 from $14.82 to $21.20 for 50,000 shares underlying an option originally granted on February 21, 2002.

(6)

Includes an estimate of the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under such named executive officer’s defined benefit pension plan. The table also excludes the negative aggregate change in the actuarial present value in 2011 of Mr. Bell’s and Mr. Tomlin’s accumulated benefits under such named executive officers’ defined benefit pension plans in the amounts of ($382) and ($922), respectively. Excludes the negative aggregate change in the actuarial present value in 2010 of Mr. Bell’s accumulated benefits under such named executive officer’s defined benefit pension plan in the amount of ($970). Excludes the negative aggregate change in the actuarial present value in 2009 of Mr. Balakrishnan’s, Mr. Tomlin’s and Mr. Bell’s accumulated benefits under such named executive officers’ defined benefit pension plans in the amounts of ($1,197), ($341) and ($58), respectively. The narrative and footnotes following the Pension Benefits table below provides additional detail about Power Integrations’ pension plans.

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(7)	Represents $1,092 paid by Power Integrations for a life insurance premium for Mr. Balakrishnan.
(8)

Represents $46,438 paid by Power Integrations to Mr. Balakrishnan for the reimbursement of tax withholding for the conversion of incentive stock options to nonstatutory stock options, $3,000 contributed by Power Integrations to Mr. Balakrishnan’s 401(k) account and $1,092 for a life insurance premium.

(9)	Represents $3,000 contributed by Power Integrations to Mr. Balakrishnan’s 401(k) account, and $1,092 for a life insurance premium.
(10)	Represents $858 paid by Power Integrations for a life insurance premium for Mr. Nayyar.
(11)	Represents $3,000 contributed by Power Integrations to Mr. Nayyar’s 401(k) account, and $492 for a life insurance premium.
(12)	Represents $874 paid by Power Integrations for a life insurance premium for Mr. Bell.
(13)	Represents $3,000 contributed by Power Integrations to Mr. Bell’s 401(k) account and $874 for his life insurance premium.
(14)	Represents $3,000 contributed by Power Integrations to Mr. Bell’s 401(k) account and $858 for his life insurance premium.
(15)	Represents $874 paid by Power Integrations for a life insurance premium for Mr. Tomlin.
(16)	Represents $3,000 contributed by Power Integrations to Mr. Tomlin’s 401(k) account and $874 for his life insurance premium.
(17)	Represents $3,000 contributed by Power Integrations to Mr. Tomlin’s 401(k) account and $858 for his life insurance premium.
(18)	Represents $842 paid by Power Integrations for a life insurance premium for Mr. Walker.
(19)	Mr. Nayyar began his employment with Power Integrations in June 2010, and therefore had no compensation in 2009.
(20)	Mr. Walker was not a named executive officer in 2009 and 2010.
(21)	The change in present value of accumulated benefits in connection with pension benefits offered to Mr. Bell pursuant to his Executive Officer Benefit Agreement is ($382).
(22)	The change in present value of accumulated benefits in connection with pension benefits offered to Mr. Tomlin pursuant to his Executive Officer Benefit Agreement is ($922).

Grants of Plan-Based Awards in 2011

The following table shows for the fiscal year ended December 31, 2011, certain information regarding grants of plan-based awards to the named executive officers:

Name	Grant Date	Committee Approval Date of Stock Option Grants(1)	Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(6)	All Other Option Awards: Number of Securities Underlying Options (#)(7)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(8)
			Threshold(3)	Target(4)	Maximum(5)
Balu Balakrishnan	1/25/11	1/25/11	0	8,000	16,000				$585,760
	5/5/11	1/25/11					50,000	36.95	$785,660
	5/5/11	1/25/11				25,000			$904,076

Sandeep Nayyar	1/25/11	1/25/11	0	3,200	6,400				$234,304
	8/5/11	7/26/11					4,000	30.78	$50,536
	8/5/11	7/26/11				2,000			$59,970

Derek Bell	1/25/11	1/25/11	0	3,200	6,400				$234,304
	5/5/11	1/25/11					12,000	36.95	$188,558
	5/5/11	1/25/11				6,000			$216,978

John Tomlin	1/25/11	1/25/11	0	3,200	6,400				$234,304
	5/5/11	1/25/11					12,000	36.95	$188,558
	5/5/11	1/25/11				6,000			$216,978

Clifford Walker	1/25/11	1/25/11	0	3,200	6,400				$234,304
	5/5/11	1/25/11					12,000	36.95	$188,558
	5/5/11	1/25/11				6,000			$216,978

(1)

Reflects the date the Compensation Committee determined to make the grant, such grant to be effective on the grant date designated in the column to the left, at the fair market value on the grant date. Grant dates were designated at the time of the Compensation Committee’s action, which grant dates, in the case of the granting of stock options, were dates on which Power Integrations was not in possession of material, non-public information, e.g., the third trading day after release of earnings for the grants of stock options.

(2)

These columns set forth the threshold, target and maximum amounts of performance stock units for each named executive officer for the year ended December 31, 2011 under Power Integrations’ 2011 bonus plan. The actual grant date fair values of the awards earned for the year ended December 31, 2011 for each named executive officer are set forth in the “2011 Summary Compensation Table” above. As such, the amounts set forth in these columns do not

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represent additional compensation earned by the named executive officers for the year ended December 31, 2011. For a description of the 2011 bonus plan, see “Compensation Discussion and Analysis.”
(3)

No performance stock units would have vested if Power Integrations’ 2011 actual revenue and actual non-GAAP operating income did not exceed at least an established minimum amount as set forth in the 2011 bonus plan.

(4)	Target represents the number of performance stock units which would have vested if the metrics in the 2011 bonus plan were fully met.
(5)

Maximum represents the maximum awards which could vest pursuant to the 2011 bonus plan, which is 200% of target. On January 24, 2012, the Compensation Committee determined that Power Integrations had not satisfied the performance conditions at the minimum levels specified under the 2011 bonus plan. Accordingly, no performance stock units shall be issued pursuant to the 2011 bonus plan.

(6)	Restrictions on the RSU awards lapse as to one-quarter of the units on the first through the fourth anniversary of the grant date, subject to the awardee’s continued service to the company.
(7)

Stock options were granted pursuant to the 2007 Equity Incentive Plan. Six months from the date of grant, 1/8 of the shares subject to the stock option vest, with the remainder vesting monthly over the subsequent 42 months subject to the optionee’s continued employment or service with Power Integrations. The options generally have a maximum term of 10 years, subject to earlier termination in certain situations related to cessation of employment or service.

(8)

Represents the grant date fair value of stock and option awards as determined in accordance with FASB ASC Topic 718. In the case of time-based restricted stock units the grant date fair value was calculated by multiplying the closing stock price on the grant date by the number of shares awarded. In the case of equity incentive plan awards, the fair value at the grant date is based upon the probable outcome of the satisfaction of the performance conditions, which was the same as the value of the award at the grant date assuming the highest levels of performance conditions were achieved, and excludes estimates of forfeiture.

The amount of salary and bonus in proportion to total compensation in 2011 varied by executive but was consistent with the Compensation Committee’s objectives with respect to executive compensation. See “Compensation Discussion and Analysis” above for a discussion of our annual bonus structure and other elements of compensation.

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Outstanding Equity Awards at 2011 Fiscal Year—End

The following table shows for the fiscal year ended December 31, 2011, certain information regarding outstanding equity awards at fiscal yearend for the named executive officers.

Outstanding Equity Awards at December 31, 2011

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested(5)
Balu Balakrishnan	10,662			$17.75	1/8/2013	16,000	(2)	$530,560
	153,317			$18.95	1/8/2013	25,000	(3)	$829,000
	196,327			$27.22	2/4/2014	18,750	(3)	$621,750
	200,000			$17.18	1/24/2015
	180,000			$26.75	2/7/2016
	160,000			$25.25	8/15/2017
	789	(4)	9,460	$21.14	4/28/2019
	119,143	(4)	57,207	$21.14	4/28/2019
	—	(4)	2,626	$38.07	5/3/2020
	19,791	(4)	27,583	$38.07	5/3/2020
	7,291	(4)	40,003	$36.95	5/5/2021
	—	(4)	2,706	$36.95	5/5/2021

Sandeep Nayyar	6,146	(4)	9,219	$32.54	6/25/2020	6,400	(2)	$212,224
	10,354	(4)	18,281	$32.54	6/25/2020	16,500	(3)	$547,140
	—	(4)	4,000	$30.78	8/5/2021	2,000	(3)	$66,320

Derek Bell	3,673			$27.22	2/4/2014	6,400	(2)	$212,224
	41,327			$27.22	2/4/2014	4,500	(3)	$149,220
	40,438			$17.18	1/24/2015	6,000	(3)	$198,960
	40,000			$26.75	2/7/2016
	35,000			$25.25	8/15/2017
	26,666	(4)	13,334	$21.14	4/28/2019
	4,376	(4)	6,502	$38.07	5/3/2020
	374	(4)	748	$38.07	5/3/2020
	—	(4)	2,668	$36.95	5/5/2021
	1,750	(4)	7,582	$36.95	5/5/2021

John Tomlin	24,305	(4)	13,334	$21.14	4/28/2019	6,400	(2)	$212,224
	4,750	(4)	7,250	$38.07	5/3/2020	4,500	(3)	$149,220
	1,750	(4)	10,250	$36.95	5/5/2021	6,000	(3)	$198,960

Clifford Walker	26,041			$14.82	2/21/2012	6,400	(2)	$212,224
	3,673			$27.22	2/4/2014	4,500	(3)	$149,220
	50,000			$17.18	1/24/2015	6,000	(3)	$198,960
	2,699			$17.75	1/8/2013
	18,863			$17.75	1/8/2013
	2,934			$18.95	1/8/2013
	20,504			$18.95	1/8/2013
	41,327			$27.22	2/4/2014
	40,000			$26.75	2/7/2016
	35,000			$25.25	8/15/2017
	26,666	(4)	13,334	$21.14	4/28/2019
	4,750	(4)	7,250	$38.07	5/3/2020
	—	(4)	882	$36.95	5/5/2021
	1,750	(4)	9,368	$36.95	5/5/2021

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(1)

Except as indicated, options in this table were granted from the 1997 Stock Option Plan and are immediately exercisable and vest fully within four years from the grant date subject to the optionee’s continued employment or service with Power Integrations. Such options vest at the rate of 1/8 on the six-month anniversary of the date of grant and 1/48 monthly thereafter. Power Integrations has a right to repurchase shares issued upon the exercise of unvested options until such shares become vested. The options generally have a maximum term of 10 years, subject to earlier termination in certain situations related to cessation of employment or service.

(2)

Represents the maximum number of performance stock units which could vest under the 2011 bonus plan if the performance vesting criteria with respect to such performance stock units were satisfied and if the participant remained in continuous service as an employee, director or consultant through the employment vesting date indicated in the participant’s grant notice. Performance stock units will not be deemed to be vested based upon the attainment of performance conditions unless and until Power Integrations’ Compensation Committee makes such determination and only if the participant remains in continuous service as an employee, director or consultant through the employment vesting date. On January 24, 2012, the Compensation Committee determined that Power Integrations had not satisfied the performance conditions at the minimum levels specified under the 2011 bonus plan. Accordingly, no performance stock units vested pursuant to the 2011 bonus plan.

(3)	Represents RSU awards which vest at the rate of 25% per year with full vesting on the fourth anniversary of the date of grant.
(4)

This option was granted under the 2007 Equity Incentive Plan. Six months from the date of grant, 1/8 of the shares subject to the stock option vest, with the remainder vesting monthly over the subsequent 42 months subject to the optionee’s continued employment or service with Power Integrations. The options generally have a maximum term of 10 years, subject to earlier termination in certain situations related to cessation of employment or service.

(5)	Value calculated based on the $33.16 closing price of Power Integrations’ common stock on December 30, 2011, which was the last trading day of 2011.

Option Exercises and Stock Vested in Fiscal 2011

The following table presents information concerning the aggregate number of shares for which options were exercised and stock awards were vested during fiscal 2011 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)
Balu Balakrishnan	196,391	$4,400,490	22,250	$904,865
Sandeep Nayyar	—	$—	8,500	$329,135
Derek Bell	25,000	$563,385	7,900	$323,766
John Tomlin	25,000	$442,751	7,900	$323,766
Clifford Walker	20,000	$387,313	7,900	$323,766

(1)	Represents the difference between the aggregate market price of the common stock acquired on the date of exercise and the aggregate exercise price.
(2)	Includes vesting of stock awards and performance stock units.
(3)	Represents the aggregate market price of the common stock on the date of vesting.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

Executive Officer Benefits Agreement. On April 25, 2002, Power Integrations entered into a chief executive officer benefits agreement with Balu Balakrishnan. The form of the agreement was approved by the Compensation Committee on April 18, 2002 and amended by the Compensation Committee on August 8, 2007 (the “CEO Benefits Agreement”). On August 8, 2007, Power Integrations entered into amended and restated executive officer benefits agreements with its named executive officers Derek Bell, vice president, engineering, John Tomlin, vice president, operations, and Clifford Walker, vice president, corporate development. On July 22, 2010, Power Integrations entered into an executive officer benefits agreement with its current chief financial officer, Sandeep Nayyar, which was amended on October 29, 2010. The executive officers benefits agreements

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referenced in this paragraph, including the CEO Benefits Agreement, as amended as the case may be, are referred to as the “Executive Officer Benefits Agreements,” and the executive officers referred to in this paragraph, are referred to as the “Officers.”

The Executive Officer Benefits Agreements, as amended as the case may be, provide for certain benefits, as described below, including:

•	acceleration of vesting of stock options and restricted stock units upon a change of control of Power Integrations,

•	severance benefits in the event of termination of employment by Power Integrations without cause or resignation by the Officer for good reason within 18 months after a change of control,

•	severance benefits in the event of termination of employment by Power Integrations without cause or resignation by the Officer for good reason, and

•	retirement benefits.

These benefits are coupled with non-competition and non-solicitation obligations intended to protect our proprietary data that might not be enforceable in the absence of additional consideration. The executive officers must also execute a release of claims in a form reasonably satisfactory to the company and continue to abide by the terms and conditions of any confidentiality and/or proprietary rights agreement between the respective executive officers and the company.

A change of control is defined in the Executive Officer Benefits Agreements as an acquisition by any person of a beneficial ownership of 50% or more of Power Integrations’ voting stock or outstanding shares of common stock, certain mergers or other business combinations involving Power Integrations, the sale of more than 50% of Power Integrations’ assets, liquidation of Power Integrations, or a change in the majority of the incumbent members of the Board within a two-year period (except changes in the Board’s composition approved by a majority of the directors). “Cause” includes, among other acts, a material act of theft, dishonesty, fraud, falsification of records, improper disclosure of confidential information, or an intentional act by the Officer causing harm to the reputation of Power Integrations, and “good reason” includes, among other acts, a material decrease in the Officer’s compensation or benefits following a change of control, a demotion or material reduction in responsibility level, or relocation of more than 50 miles from the Officer’s current work place or a material adverse change in working conditions or established working hours which persist for a period of six months.

Upon a change of control, 50% of Mr. Balakrishnan’s then-unvested shares will vest, but if an acquiring company does not assume the options or restricted stock units, 100% of Mr. Balakrishnan’s then-unvested shares will vest. With respect to the other Officers, upon a change of control, 25% of the Officer’s then-unvested shares will vest. However, if an acquiring company does not assume the options or restricted stock units, 50% of the Officer’s then-unvested shares will vest if the Officer is a “new executive” (an executive with fewer than five years of service to Power Integrations as an executive officer) and 100% of the Officer’s then-unvested shares will vest if the Officer is a “senior executive” (an executive with at least five years of continuous service to Power Integrations as an executive officer). Messrs. Bell, Tomlin and Walker are senior executives and Mr. Nayyar is a new executive.

Mr. Balakrishnan is entitled to severance benefits in the event that he is terminated without cause or he resigns for good reason within 18 months after a change of control. These severance benefits include a payment equal to twelve months of his highest annual salary from Power Integrations plus targeted annual incentive bonus, acceleration of 100% of all his then-outstanding stock options and restricted stock units, extension of the post-termination stock option exercise period to one year, and continued medical and dental coverage under the Power Integrations’ health plans for twelve months at Power Integrations’ expense.

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Each Officer other than Mr. Balakrishnan is entitled to severance benefits in the event that he is terminated without “cause” or he resigns for “good reason” within 18 months after (i) a change of control or (ii) the date that Mr. Balakrishnan ceases to serve as chief executive officer. These severance benefits include a payment equal to six months of the Officer’s highest annual salary from Power Integrations plus 50% of the Officer’s targeted annual incentive bonus (and for a senior executive, up to an additional six months of salary and 50% of bonus until such senior executive secures new employment, paid on a ratable monthly basis), vesting of 50% of then-unvested shares if the Officer is a new executive, or vesting of 100% of then unvested shares if the Officer is a senior executive, extension of the post-termination stock option exercise period to one year for vested options, and continued medical and dental coverage under the Power Integrations’ health plans at Power Integrations’ expense for up to six months if the Officer is a new executive, or for up to twelve months if the Officer is a senior executive.

In addition, each Officer is entitled to severance benefits in the event of termination of employment by Power Integrations without cause or resignation by such Officer for good reason. Such severance benefits include a payment equal to six months (twelve months in the case of Mr. Balakrishnan) of the Officer’s highest annual salary plus 50% (100% in the case of Mr. Balakrishnan) of the Officer’s targeted annual incentive bonus, and continued medical and dental coverage under the Power Integrations’ health plans for six months (twelve months in the case of Mr. Balakrishnan) at Power Integrations’ expense. In addition, Mr. Balakrishnan is entitled to vesting acceleration of 50% of all his then-unvested stock options and restricted stock units.

Each Officer is entitled to retirement benefits if he has served Power Integrations for 15 years and has achieved an age of 50, or has served Power Integrations for 10 years and has achieved an age of 55, is not employed elsewhere, full time (other than for an organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended), or otherwise engaged in “Competition” (as defined in the Executive Officer Benefits Agreement) with Power Integrations, and does not recruit or employ any present or future employee of Power Integrations. The Officer is entitled to the extension of his post-termination stock option exercise period for vested options for the term of the option (not to exceed five years in the case of Officers other than Mr. Balakrishnan) and medical and dental benefits for him and his dependents at Power Integrations’ expense until he achieves the age of 65; thereafter, participation in the health plans would be at the Officer’s expense.

Power Integrations will use commercially reasonable efforts to provide that the Officer will continue to be eligible for coverage under Power Integrations’ medical and dental plans upon retirement. These retirement benefits will also become available if an Officer was eligible for such benefits and his employment terminates due to death or disability.

The post-termination exercise period for an Officer’s vested stock options granted prior to April 26, 2002 will be extended only if such extension does not require Power Integrations to incur a compensation expense for financial statement purposes.

In mid-2009, Power Integrations began utilizing performance stock units (“PSUs”) in lieu of cash for Power Integrations’ bonus plan for executive officers. The applicable PSU agreements relating to the bonus plan as entered into with each of Power Integrations’ executive officers provide that PSUs will be treated in the same manner as cash for the payments of the targeted annual incentive bonuses to be made in the situations described above and as set forth in the Executive Officer Benefits Agreements. The PSUs deemed vested will be paid in shares of Power Integrations’ common stock equal to the number of PSUs deemed vested.

If any of the payments and benefits provided under the Executive Officer Benefits Agreements in connection with a change of control (the “Payments”) would result in a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, the amount of such Payments will be either (i) the full amount of the Payments or (ii) a reduced amount which would result in no portion of the Payments being subject to excise tax (as defined in the Executive Officer Benefits Agreements, as amended), whichever amount provides the greatest amount of benefit to the Officer.

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PENSION BENEFITS

The following table provides information concerning the actuarial present value of retirement health benefits as of December 31, 2011 for each named executive officer.

Name	Number of Years Credited Service	Present Value of Accumulated Benefit (in $000)
Balu Balakrishnan	23	$25
Sandeep Nayyar	1	$28
Derek Bell	11	$—
John Tomlin	10	$8
Clifford Walker	16	$17

Each of Messrs. Balakrishnan, Tomlin and Walker is currently eligible to receive medical benefits upon retirement until he achieves the age of 65. Mr. Bell’s age exceeds 65 years, and therefore he is not entitled to receive medical benefits upon retirement. Mr. Nayyar will become eligible when he has rendered 10 years of service. The valuation method and all material assumptions are as follows: The amounts determined in the above table are associated with the provision of health care coverage after retirement. The valuation method is pursuant to the Financial Accounting Standards Board’s Accounting Standards Codification 715, Retirement Benefits Compensation, (ASC 715). The Projected Unit Credit attribution method was used; the attribution of the obligation is over the period from hire to benefit eligibility (the earlier of age 50 with 15 years of service or age 55 with 10 years of service). Other than for eligibility purposes, service is not considered in the calculation. The benefit consists of health care coverage from retirement until age 65. The basis for the benefit is premiums paid by the employer to a third-party insurer, without additional subsidy imputed. The obligations were calculated using the following assumptions:

•	The discount rate for future payments was 4.40% as of 12/31/2011.

•	The assumed annual increase in health care costs is 10% as of 12/31/2011, with the annual increase lessening by 1/2% per year, to an ultimate rate of 5% in 2021.

•	25% of active participants are assumed to become eligible and elect coverage at retirement.

•	Retirement is assumed to take place at age 62, or at first eligibility if older.

•	2/3 of active employees are assumed to have eligible spouses who, at the employee’s retirement, will be covered by the plan. Husbands are assumed to be three years older than their wives.

55.

POTENTIAL PAYMENTS UPON RETIREMENT OR CHANGE OF CONTROL

The following table provides information concerning the estimated payments and benefits that would be provided in each of the circumstances described above. Payments and benefits are estimated assuming that the triggering event took place on December 31, 2011, and the price per share of Power Integrations’ common stock is the closing price on the NASDAQ Global Select Market as of that date ($33.16). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different. The information presented below assumes no adjustment of the payment of benefits to help avoid excise tax under Section 409A of the Internal Revenue Code of 1986, as amended.

		Potential Payments Upon Involuntary Termination Other Than for Cause or Voluntary Termination for Good Reason		Continuation of Service Without Termination After Change of Control
Name/Type of Benefit	Retirement Benefits	Not within 18 months of a Change of Control(1)	Within 18 months of a Change of Control(2)	Acquiring Company Assumes Options/RSUs(3)	Acquiring Company Does Not Assume Options/RSUs(4)
Balu Balakrishnan
Cash Severance—Base Salary	—	430,000	430,000	—	—
Severance—Bonus(5)	—	265,280	265,280	—	—
Options Vesting Acceleration(6)	—	400,669	801,337	400,669	801,337
RSU Vesting Acceleration(7)	—	725,375	1,450,750	725,375	1,450,750
Extension of Option Term(8)	4,941,097	—	1,727,477	—	—
Continued Coverage of Employee Benefits(9)	161,886	21,589	21,589	—	—

Total Termination Benefits:(10)	5,102,983	1,842,913	4,696,433	1,126,044	2,252,087

Sandeep Nayyar
Cash Severance—Base Salary	—	137,500	137,500	—	—
Severance—Bonus(5)	—	53,056	53,056	—	—
Options Vesting Acceleration(6)	—	—	13,285	6,643	13,285
RSU Vesting Acceleration(7)	—	—	306,730	153,365	306,730
Extension of Option Term(8)	—	—	94,009	—	—
Continued Coverage of Employee Benefits(9)	—	11,598	11,598	—	—

Total Termination Benefits:(10)	—	202,154	616,178	160,008	320,015

Derek Bell
Cash Severance—Base Salary	—	145,000	290,000	—	—
Severance—Bonus(5)	—	53,056	106,112	—	—
Options Vesting Acceleration(6)	—	—	160,275	40,069	160,275
RSU Vesting Acceleration(7)	—	—	348,180	87,045	348,180
Extension of Option Term(8)	996,723	—	368,577	—	—
Continued Coverage of Employee Benefits(9)	—	8,526	17,053	—	—

Total Termination Benefits:(10)	966,723	206,582	1,290,197	127,114	508,455

John Tomlin
Cash Severance—Base Salary	—	145,000	290,000	—	—
Severance—Bonus(5)	—	53,056	106,112	—	—
Options Vesting Acceleration(6)	—	—	160,275	40,069	160,275
RSU Vesting Acceleration(7)	—	—	348,180	87,045	348,180
Extension of Option Term(8)	188,204	—	105,255	—	—
Continued Coverage of Employee Benefits(9)	14,483	8,526	17,053	—	—

Total Termination Benefits:(10)	202,687	206,582	1,026,875	127,114	508,455

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		Potential Payments Upon Involuntary Termination Other Than for Cause or Voluntary Termination for Good Reason		Continuation of Service Without Termination After Change of Control
Name/Type of Benefit	Retirement Benefits	Not within 18 months of a Change of Control(1)	Within 18 months of a Change of Control(2)	Acquiring Company Assumes Options/RSUs(3)	Acquiring Company Does Not Assume Options/RSUs(4)
Clifford Walker
Cash Severance—Base Salary	—	140,000	280,000	—	—
Severance—Bonus(5)	—	53,056	106,112	—	—
Options Vesting Acceleration(6)	—	—	160,275	40,069	160,275
RSU Vesting Acceleration(7)	—	—	348,180	87,045	348,180
Extension of Option Term(8)	1,037,077	—	393,155	—	—
Continued Coverage of Employee Benefits(9)	—	4,080	8,157	—	—

Total Termination Benefits:(10)	1,037,077	197,136	1,295,879	127,114	508,455

(1)

Reflects benefits in the event of involuntary termination other than for cause or voluntary termination for good reason: with respect to Mr. Balakrishnan twelve months salary plus his targeted annual bonus plus 50% acceleration of all his then-unvested options and restricted stock units plus twelve months medical and dental coverage; and with respect to all other named executive officers six months of salary plus 50% of targeted bonus plus six months of medical and dental coverage.

(2)

For termination within 18 months of a change of control (which, for these purposes for executive officers other than Mr. Balakrishnan, includes Mr. Balakrishnan ceasing to be our chief executive officer) other than for cause or voluntary termination for good reason: with respect to Mr. Balakrishnan twelve months salary plus his targeted annual bonus, 100% acceleration of all his then-unvested options and restricted stock units, and twelve months medical and dental coverage; for all others, six months salary plus 50% of targeted bonus, 100% of unvested options and restricted stock units would vest upon a change of control for senior executives and 50% of unvested options and restricted stock units would vest upon change of control for new executives, and 12 months medical and dental coverage for senior executives and six months medical and dental coverage for new executives. If executive is a senior executive, payment up to an additional six months salary and 50% bonus will be paid in ratable monthly installments until the executive secures new employment. The amounts set forth in the table assume that the senior executives will not secure new employment.

(3)

Reflects benefits in the event of a change of control in which the acquiring company assumes outstanding options and restricted stock units. With respect to Mr. Balakrishnan 50% of all his then-unvested options and restricted stock units would vest; for all others, 25% of the unvested options and restricted stock units would vest.

(4)

Reflects benefits in the event of a change of control in which the acquiring company did not assume outstanding options or restricted stock units. With respect to Mr. Balakrishnan 100% of all his then-unvested options and restricted stock units would vest and for all others, 50% of the unvested options and restricted stock units would vest for a new executive and 100% for a senior executive.

(5)

In mid-2009, Power Integrations began utilizing performance stock units (“PSUs”) in lieu of cash for Power Integrations’ bonus plan for executive officers. The applicable PSU agreements relating to the bonus plan as entered into with each of Power Integrations’ executive officers provide that PSUs will be treated in the same manner as cash for the payments of the target bonus in connection with a Termination Upon Change in Control or Termination of Employment (as defined in the Executive Officer Benefits Agreements). The PSUs deemed vested will be paid in shares of Power Integrations’ common stock equal to the number of PSUs deemed vested.

(6)

Reflects the aggregate market value of unvested option grants. For unvested option grants, aggregate market value is computed by multiplying (i) the difference between $33.16, the closing price per share on the NASDAQ Global Select Market at December 31, 2011, and the exercise price of the option, by (ii) the number of shares underlying unvested options at December 31, 2011.

(7)

Reflects the aggregate market value of unvested RSU awards. For unvested awards, the aggregate market value is computed by multiplying (i) $33.16, the closing price per share on the NASDAQ Global Select Market at December 31, 2011, by (ii) the number of unvested awards at December 31, 2011.

(8)

Reflects the aggregate market value of extensions of stock option exercise periods. The post-termination exercise period for an Officer’s vested stock options granted prior to April 26, 2002 will be extended only if such extension does not require Power Integrations to incur a compensation expense for financial statement purposes. Mr. Balakrishnan is eligible for an extension of his stock option exercise period for vested options to one year upon termination within

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18 months of a change of control, or for the term of the option in the case of retirement. Officers, other than Mr. Balakrishnan, are eligible for an extension of their stock option exercise periods to one year upon a termination within 18 months of a change of control, and up to five years upon retirement (assuming such Officers are eligible to receive retirement benefits). The values of the extensions of the stock option exercise periods are computed by using the Black-Scholes-Merton model in accordance with FASB ASC Topic 718 and calculating the difference between (i) the fair value of each applicable option with the extended option expiration date minus (ii) the fair value of each applicable option with the original option expiration date.

(9)

For retirement, upon completion of service and age requirements, health coverage is paid until the age of 65. For severance, reflects the cost of health coverage (COBRA) to maintain the benefits currently provided, calculated based upon the rates at December 31, 2011.

(10)

The total termination benefits received by the Officer for termination within 18 months of a change of control may be lower than what is stated in this table in light of a provision in the Officers’ respective Executive Officers Benefits Agreement which states that if any of the payments and benefits provided under such agreements (the “Payments”) in connection with a change of control would result in a “parachute payment” under Section 280G of the Internal Revenue Code, the amount of such Payments will be either (i) the full amount of the Payments or (ii) a reduced amount which would result in no portion of the Payments being subject to excise tax (as defined in the respective agreements), whichever amount provides the greatest amount of benefit to the Officer.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Power Integrations’ Compensation Committee consists of Messrs. Bickell and Kvamme and Dr. George. None of the current members of the Compensation Committee was an officer or employee of Power Integrations or its subsidiaries. None of Power Integrations’ executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Power Integrations’ Board or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions. We did not conduct any transactions with related persons in fiscal 2011 that would require disclosure in this proxy statement or approval by the Audit Committee or another independent body of the Board.

Related Party Transactions Policies and Procedures. Our policy, included in our Code of Business Conduct and Ethics, is that all directors, officers, and employees must avoid any activity that is or appears to conflict with the interests of Power Integrations. Our directors, officers, and employees are aware of the applicable provisions of our Code of Business Conduct and Ethics, and we become aware of related party transactions through periodic reviews by, and notifications to, management, including the completion of an annual Director and Officer questionnaire. We conduct a review of all related party transactions for potential conflicts of interest. Any potential conflicts of interest must be reviewed and ratified, if applicable, by the Audit Committee and or another independent body of our Board. During fiscal 2011, we did not have any related party transactions requiring review, nor did we have any transactions where the policy and procedure were not followed.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials and Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders, allows us to save money by reducing the number of documents we must print and mail and helps protect the environment as well.

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Householding is available to both registered stockholders (i.e., those stockholders with certificates registered in their name) and street name holders (i.e., those stockholders who hold their shares through a brokerage).

If you are a registered stockholder and have consented to our mailing of proxy materials and other stockholder information only to one account in your household, as identified by you, we will deliver or mail a single copy of our Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials, as applicable, for all registered stockholders residing at the same address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding,” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials, as applicable, please notify your broker or direct your written request to Investor Relations Department, Power Integrations, Inc., 5245 Hellyer Avenue, San Jose, California 95138-1002, or contact the Investor Relations Department at 408-414-8528. A separate copy of a Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials will then promptly be delivered to you. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials, as applicable, at their address and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ SANDEEP NAYYAR
Sandeep Nayyar Chief Financial Officer & Vice President of Finance

April 26, 2012

A copy of Power Integrations’ Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2011 is available on our website, www.powerint.com. A printed copy is also available without charge upon written request to: Investor Relations Department, Power Integrations, Inc., 5245 Hellyer Avenue, San Jose, California 95138-1002.

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Directions to Power Integrations, Inc. from San Jose Airport

1.	Head southeast on Airport Blvd

2.	Slight right to stay on Airport Blvd (signs for Departures A/Terminal C)

3.	Slight right (signs for CA-87/US-101/Skyport Dr)

4.	Slight right to merge onto CA-87 S/Guadalupe Pkwy toward Downtown

5.	Take the exit onto I-280 S toward US-101

6.	Take the exit onto US-101 S toward Los Angeles

7.	Take the Hellyer Ave exit

8.	Turn left at Hellyer Ave
5245 Hellyer Ave
San Jose, CA

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Appendix A

POWER INTEGRATIONS, INC.

2007 EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD: SEPTEMBER 10, 2007

APPROVED BY THE STOCKHOLDERS: NOVEMBER 7, 2007

AMENDED BY THE BOARD: JANUARY 29, 2008

AMENDED BY THE BOARD: JULY 28, 2009

AMENDED BY THE BOARD: MARCH 27, 2012

APPROVED BY THE STOCKHOLDERS: JUNE [    ], 2012

TERMINATION DATE: SEPTEMBER 9, 2017

1.	GENERAL.

(a) Amendment and Restatement. The Plan is adopted to amend and restate the Company’s 1997 Stock Option Plan (the “Original Plan”). All outstanding Stock Awards granted before the amendment and restatement of the Plan shall continue to be governed by the terms of the Original Plan. All Stock Awards granted after the Effective Date shall be governed by the terms contained herein.

(b) Eligible Stock Award Recipients. The persons eligible to receive Stock Awards are Employees, Directors and Consultants.

(c) Available Stock Awards. The Plan provides for the grant of the following Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Restricted Stock Awards, (iv) Restricted Stock Unit Awards, (v) Stock Appreciation Rights, (vi) Performance Stock Awards, and (vii) Other Stock Awards.

(d) Purpose. The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Stock Awards as set forth in Section 1(b), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate, and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Stock Awards.

2.	ADMINISTRATION.

(a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time (A) which of the persons eligible under the Plan shall be granted Stock Awards; (B) when and how each Stock Award shall be granted; (C) what type or combination of types of Stock Award shall be granted; (D) the provisions of each Stock Award granted (which need not be identical), including the time or times when a

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person shall be permitted to receive cash or Common Stock pursuant to a Stock Award; (E) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person; and (F) the Fair Market Value applicable to a Stock Award.

(ii) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for administration of the Plan. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Stock Award fully effective.

(iii) To settle all controversies regarding the Plan and Stock Awards granted under it.

(iv) To accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

(v) To suspend or terminate the Plan at any time. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vi) To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or to bring the Plan or Stock Awards granted under the Plan into compliance therewith, subject to the limitations, if any, of applicable law. However, except as provided in Section 9(a) relating to Capitalization Adjustments, to the extent required by applicable law or listing requirements, stockholder approval shall be required for any amendment of the Plan that either (i) materially increases the number of shares of Common Stock available for issuance under the Plan, (ii) materially expands the class of individuals eligible to receive Stock Awards under the Plan, (iii) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (iv) materially extends the term of the Plan, or (v) expands the types of Stock Awards available for issuance under the Plan. Except as provided above, rights under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing.

(vii) To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (i) Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (ii) Section 422 of the Code regarding Incentive Stock Options, or (iii) Rule 16b-3.

(viii) To approve forms of Stock Award Agreements for use under the Plan and to amend the terms of any one or more Stock Awards, including, but not limited to, amendments to provide terms more favorable than previously provided in the Stock Award Agreement,

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subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing. Notwithstanding the foregoing, subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Stock Awards without the affected Participant’s consent if necessary to maintain the qualified status of the Stock Award as an Incentive Stock Option or to bring the Stock Award into compliance with Section 409A of the Code and the related guidance thereunder.

(ix) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Stock Awards.

(x) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States.

(c) Delegation to Committee.

(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in the Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Section 162(m) and Rule 16b-3 Compliance. In the sole discretion of the Board, the Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. In addition, the Board or the Committee, in its sole discretion, may (A) delegate to a Committee who need not be Outside Directors the authority to grant Stock Awards to eligible persons who are either (I) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award, or (II) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, or (B) delegate to a Committee who need not be Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(d) Delegation to Officers. The Board may delegate to one or more Officers the authority to do one or both of the following: (i) designate Officers and Employees of the Company or any of its Subsidiaries to be recipients of Options (and, to the extent permitted by Delaware law, other Stock Awards) and the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Officers and

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Employees; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officers and that such Officer may not grant a Stock Award to himself or herself. Notwithstanding the foregoing, the Board may not delegate to an Officer authority to determine the Fair Market Value of the Common Stock pursuant to Section 13(u)(ii) below.

(e) Cancellation and Re-Grant of Stock Awards. Neither the Board nor any Committee shall have the authority to: (i) reprice any outstanding Stock Awards under the Plan, or (ii) cancel and re-grant any outstanding Stock Awards under the Plan, unless the stockholders of the Company have approved such an action within a twelve (12) month period preceding or following such an event.

(f) Repurchase of Stock Awards. Notwithstanding anything to the contrary set forth herein, except in connection with an Ownership Change Event, Capitalization Adjustment, extraordinary cash dividend, split-up or spin-off, outstanding Options or Stock Appreciation Rights may not be canceled in exchange for cash without stockholder approval.

(g) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

3.	SHARES SUBJECT TO THE PLAN.

(a) Share Reserve. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards under the Plan shall not exceed Fourteen Million Seven Hundred Ninety-Six Thousand Nine Hundred Twenty-Nine (14,796,929) shares. Subject to Section 3(b), the number of shares available for issuance under the Plan shall be reduced by: (i) one (1) share for each share of stock issued pursuant to (A) an Option granted under Section 5, or (B) a Stock Appreciation Right granted under Section 6(c), and (ii) two (2) shares for each share of Common Stock issued pursuant to a Restricted Stock Award, Restricted Stock Unit Award, or Other Stock Award granted under Section 6. Shares may be issued in connection with a merger or acquisition as permitted by Nasdaq Rule 4350(i)(1)(A)(iii) or, if applicable, NYSE Listed Company Manual Section 303A.08, or AMEX Company Guide Section 711 and such issuance shall not reduce the number of shares available for issuance under the Plan.

(b) Reversion of Shares to the Share Reserve. If any (i) Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, (ii) shares of Common Stock issued to a Participant pursuant to a Stock Award are forfeited to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares, or (iii) a Stock Award is settled in cash, then the shares of Common Stock not issued under such Stock Award, or forfeited to or repurchased by the Company, shall revert to and again become available for issuance under the Plan. If any shares subject to a Stock Award are not delivered to a Participant because such shares are withheld for the payment of taxes or the Stock Award is exercised through a reduction of shares subject to the Stock Award (i.e., “net exercised”) or an appreciation distribution in respect of a Stock Appreciation Right is paid in shares of Common Stock, the number of shares subject to the Stock

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Award that are not delivered to the Participant shall not remain available for subsequent issuance under the Plan. If the exercise price of any Stock Award is satisfied by tendering shares of Common Stock held by the Participant (either by actual delivery or attestation), then the number of shares so tendered shall not remain available for issuance under the Plan. To the extent there is issued a share of Common Stock pursuant to a Stock Award that counted as two (2) shares against the number of shares available for issuance under the Plan pursuant to Section 3(a) and such share of Common Stock again becomes available for issuance under the Plan pursuant to this Section 3(b), then the number of shares of Common Stock available for issuance under the Plan shall increase by two (2) shares.

(c) Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 3, subject to the provisions of Section 9(a) relating to Capitalization Adjustments the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options shall be Fourteen Million Seven Hundred Ninety-Six Thousand Nine Hundred Twenty-Nine (14,796,929) shares of Common Stock.

(d) Source of Shares. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4.	ELIGIBILITY.

(a) Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and 424(f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b) Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c) Section 162(m) Limitation. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, no Employee shall be eligible to be granted during any calendar year Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value of the Common Stock on the date the Stock Award is granted covering more than five hundred thousand (500,000) shares of Common Stock.

(d) Consultants. A Consultant shall be eligible for the grant of a Stock Award only if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, because the Consultant is not a natural person, or because of any other rule governing the availability of Form S-8.

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5.	OPTION PROVISIONS.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option. The provisions of separate Options need not be identical; provided, however, that each Option Agreement shall conform to (through incorporation of provisions hereof by reference in the Option Agreement or otherwise) the substance of each of the following provisions:

(a) Term. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Option Agreement.

(b) Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, the exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code (whether or not such options are Incentive Stock Options).

(c) Consideration. The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The permitted methods of payment are as follows:

(i) by cash, check, bank draft or money order payable to the Company;

(ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such

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reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (A) shares are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(v) in any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(d) Transferability of Options. The Board may, in its sole discretion, impose such limitations on the transferability of Options as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options shall apply:

(i) Restrictions on Transfer. An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder; provided, however, that the Board may, in its sole discretion, permit transfer of the Option in a manner that is not prohibited by applicable tax and securities laws upon the Optionholder’s request.

(ii) Domestic Relations Orders. Notwithstanding the foregoing, an Option may be transferred pursuant to a domestic relations order, provided, however, that an Incentive Stock Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii) Beneficiary Designation. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company to effect Option exercises, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option. In the absence of such a designation, the executor or administrator of the Optionholder’s estate shall be entitled to exercise the Option.

(e) Vesting of Options Generally. The total number of shares of Common Stock subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 5(e) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(f) Termination of Continuous Service. In the event that an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

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(g) Extension of Termination Date. In the event that exercise of an Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option as set forth in the Option Agreement.

(h) Disability of Optionholder. In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(i) Death of Optionholder. In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death, but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(j) Non-Exempt Employees. No Option granted to an Employee that is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable for any shares of Common Stock until at least six months following the date of grant of the Option. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.

6.	PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.

(a) Restricted Stock Awards. Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common

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Stock may be (x) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (y) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical, provided, however, that each Restricted Stock Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company; (B) past or future services actually or to be rendered to the Company or an Affiliate; or (C) any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii) Vesting. Shares of Common Stock awarded under a Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may receive via a forfeiture condition or a repurchase right, any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv) Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(b) Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical, provided, however, that each Restricted Stock Unit Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

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(ii) Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii) Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv) Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v) Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi) Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(vii) Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any Restricted Stock Unit Award granted under the Plan that is not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Restricted Stock Unit Award will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Restricted Stock Unit Award Agreement evidencing such Restricted Stock Unit Award.

(c) Stock Appreciation Rights. Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Stock Appreciation Rights may be granted as stand-alone Stock Awards or in tandem with other Stock Awards. The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical; provided, however, that each Stock Appreciation Right Agreement shall conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Term. No Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Stock Appreciation Right Agreement.

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(ii) Strike Price. Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The strike price of each Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock equivalents subject to the Stock Appreciation Right on the date of grant.

(iii) Calculation of Appreciation. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of shares of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) the strike price that is determined by the Board on the date of grant of the Stock Appreciation Right.

(iv) Vesting. At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its sole discretion, deems appropriate.

(v) Exercise. To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vi) Payment. The appreciation distribution in respect of a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and set forth in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vii) Termination of Continuous Service. In the event that a Participant’s Continuous Service terminates, the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (A) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement), or (B) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(viii) Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any Stock Appreciation Rights granted under the Plan that are not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Stock Appreciation Right will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

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(d) Performance Stock Awards. A Performance Stock Award is either a Restricted Stock Award or Restricted Stock Unit Award that may be granted or may vest based upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion. The maximum benefit to be received by any Participant in a calendar year attributable to Performance Stock Awards described in this Section 6(d) shall not exceed the value of five hundred thousand (500,000) shares of Common Stock. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

(e) Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

7.	COVENANTS OF THE COMPANY.

(a) Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

(b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained. A Participant shall not be eligible for the grant of a Stock Award or the subsequent issuance of Common Stock pursuant to the Stock Award if such grant or issuance would be in violation of any applicable securities laws.

(c) No Obligation to Notify. The Company shall have no duty or obligation to any holder of a Stock Award to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

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8.	MISCELLANEOUS.

(a) Use of Proceeds. Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

(b) Corporate Action Constituting Grant of Stock Awards. Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.

(c) Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until (i) such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms, and (ii) the issuance of the Common Stock pursuant to such exercise has been entered into the books and records of the Company.

(d) No Employment or Other Service Rights. Nothing in the Plan, any Stock Award Agreement or other instrument executed thereunder or in connection with any Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(f) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for

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the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (x) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (y) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(g) Withholding Obligations. Unless prohibited by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Stock Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from a Stock Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Stock Award Agreement.

(h) Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

(i) Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Stock Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee. The Board is authorized to make deferrals of Stock Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of employment or retirement, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(j) Compliance with Section 409A. To the extent that the Board determines that any Stock Award granted hereunder is subject to Section 409A of the Code, the Stock Award Agreement evidencing such Stock Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Stock Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be

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issued or amended after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Board determines that any Stock Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Board may adopt such amendments to the Plan and the applicable Stock Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (1) exempt the Stock Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Stock Award, or (2) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

9.	ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a); (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(c); (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 4(c) and 6(d); and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

(b) Dissolution or Liquidation. Except as otherwise provided in a Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights may be repurchased by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction. The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the holder of the Stock Award or unless otherwise expressly provided by the Board at the time of grant of a Stock Award. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction, then, notwithstanding any other provision of the Plan, the Board shall take one or more of the following actions with respect to Stock Awards, contingent upon the closing or completion of the Corporate Transaction:

(i) arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the Stock Award or to substitute a similar stock award for the Stock Award (including, but not limited to, an award to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction);

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(ii) arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to the Stock Award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);

(iii) accelerate the vesting of the Stock Award (and, if applicable, the time at which the Stock Award may be exercised) to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective date of the Corporate Transaction), with such Stock Award terminating if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction;

(iv) arrange for the lapse of any reacquisition or repurchase rights held by the Company with respect to the Stock Award;

(v) cancel or arrange for the cancellation of the Stock Award, to the extent not vested or not exercised prior to the effective time of the Corporate Transaction, in exchange for such cash consideration as the Board, in its sole discretion, may consider appropriate; and

(vi) make a payment, in such form as may be determined by the Board equal to the excess, if any, of (A) the value of the property the holder of the Stock Award would have received upon the exercise of the Stock Award, over (B) any exercise price payable by such holder in connection with such exercise.

The Board need not take the same action with respect to all Stock Awards, portions thereof, or with respect to all Participants.

(d) Change in Control. A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant. A Stock Award may vest as to all or any portion of the shares subject to the Stock Award (i) immediately upon the occurrence of a Change in Control, whether or not such Stock Award is assumed, continued, or substituted by a surviving or acquiring entity in the Change in Control, or (ii) in the event a Participant’s Continuous Service is terminated, actually or constructively, within a designated period following the occurrence of a Change in Control. In the absence of such provisions, no such acceleration shall occur.

10.	TERMINATION OR SUSPENSION OF THE PLAN.

(a) Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall automatically terminate on the day before the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the stockholders of the Company. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

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(b) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant.

11.	EFFECTIVE DATE OF PLAN.

The Plan shall become effective upon approval by the stockholders at the 2007 Annual Meeting.

12.	CHOICE OF LAW.

The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of the Plan, without regard to that state’s conflict of laws rules.

13.	DEFINITIONS.

As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

(a) “Affiliate” means, at the time of determination, any “parent” or “majority-owned subsidiary” of the Company, as such terms are defined in Rule 405 of the Securities Act. The Board shall have the authority to determine the time or times at which “parent” or “majority-owned subsidiary” status is determined within the foregoing definition.

(b) “Board” means the Board of Directors of the Company.

(c) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company). Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without the receipt of consideration” by the Company.

(d) “Cause” means with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; (iv) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) such Participant’s gross misconduct. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause shall be made by the Company in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Stock Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

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(e) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

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(v) individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of the Plan, be considered as a member of the Incumbent Board.

For avoidance of doubt, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Notwithstanding the foregoing or any other provision of the Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Stock Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means a committee of one (1) or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(h) “Common Stock” means the common stock of the Company.

(i) “Company” means Power Integrations, Inc., a Delaware corporation.

(j) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(k) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service; provided, however, if the Entity for which a Participant is rendering services ceases to qualify as an “Affiliate,” as determined by the Board in its sole discretion, such Participant’s Continuous Service shall be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of: (i) any leave of absence approved by the Board or the chief executive officer of the Company, including sick leave, military leave or any other personal leave; or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting

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in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(l) “Corporate Transaction” means an Ownership Change Event or a series of related Ownership Change Events (collectively, the “Transaction”) wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred (the “Transferee Corporation(s)”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Company or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations. The Board shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

(m) “Covered Employee” means the chief executive officer and the three (3) other highest compensated officers of the Company (except the chief financial officer) for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

(n) “Director” means a member of the Board.

(o) “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Section 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and shall be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(p) “Effective Date” means the effective date of the Plan as specified in Section 11.

(q) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(r) “Entity” means a corporation, partnership, limited liability company or other entity.

(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit

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plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(u) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any market system, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date in question, as reported in The Wall Street Journal or such other source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price (or closing bid if no sales were reported) for the Common Stock on the date in question, then the Fair Market Value shall be the closing sales price (or closing bid if no sales were reported) on the last preceding date for which such quotation exists.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith and in a manner that complies with Section 409A of the Code.

(v) “Incentive Stock Option” means an Option that qualifies as an “incentive stock option” within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(w) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(x) “Nonstatutory Stock Option” means an Option that does not qualify as an Incentive Stock Option.

(y) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

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(z) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(aa) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(bb) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(cc) “Original Plan” means the Company’s 1997 Stock Option Plan as in effect immediately prior to the Effective Date.

(dd) “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(d).

(ee) “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(ff) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(gg) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(hh) “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company.

(ii) “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(jj) “Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance

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Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization (EBITDA); (iv) total stockholder return; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre- and after-tax income; (xiv) pre-tax profit; (xv) operating cash flow; (xvi) sales or revenue targets; (xvii) orders and revenue; (xviii) increases in revenue or product revenue; (xix) expenses and cost reduction goals; (xx) improvement in or attainment of expense levels; (xxi) improvement in or attainment of working capital levels; (xxii) economic value added (or an equivalent metric); (xxiii) market share; (xxiv) cash flow; (xxv) cash flow per share; (xxvi) share price performance; (xxvii) debt reduction; (xxviii) implementation or completion of projects or processes; (xxix) customer satisfaction; (xxx) stockholders’ equity; (xxxi) quality measures; and (xxxii) to the extent that a Stock Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement. The Board shall, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for such Performance Period.

(kk) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the satisfaction of the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. At the time of the grant of any Stock Award, the Board is authorized to determine whether, when calculating the attainment of Performance Goals for a Performance Period: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals.

(ll) “Performance Period” means one or more periods of time, which may be of varying and overlapping duration, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Stock Award.

(mm) “Performance Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(d).

(nn) “Plan” means this Power Integrations, Inc. 2007 Equity Incentive Plan.

(oo) “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).

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(pp) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(qq) “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).

(rr) “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(ss) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(tt) “Securities Act” means the Securities Act of 1933, as amended.

(uu) “Stock Appreciation Right” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 6(c).

(vv) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(ww) “Stock Award” means any right to receive Common Stock granted under the Plan, including an Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award, or an Other Stock Award.

(xx) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(yy) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) .

(zz) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

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POWER INTEGRATIONS®

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote by Internet

Vote by telephone

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2, 3 and 4.

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Balu Balakrishnan	☐	☐	02 - Alan D. Bickell	☐	☐	03 - Nicholas E. Brathwaite	☐	☐
04 - William George	☐	☐	05 - Balakrishnan S. Iyer	☐	☐	06 - E. Floyd Kvamme	☐	☐
07 - Steven J. Sharp	☐	☐						

B Non-Voting Items

Change of Address — Please print new address below.

C 1234567890 J N T

1 U P X 1 3 0 8 4 1 1

01GWCA

Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 18, 2012. Vote by Internet Go to www.investorvote.com/POWI Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories &Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black inkpen, mark your votes with an Xas shown inthis example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET ORTELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. AProposals — The Board of Directors recommends a vote FORall the nominees listed and FORProposal 2, 3 and 4. Election of Directors: Each to be elected to hold office until the 2012 Annual Meeting of Stockholders and until their successors are elected and qualified. 01 - Balu Balakrishnan 04 - William George 07 - Steven J. Sharp 02 - Alan D. Bickell 05 - Balakrishnan S. Iyer ForWithhold 03 - Nicholas E. Brathwaite06 - E. Floyd Kvamme 2. To approve, on an advisory basis, the compensation ofPower Integrations’ named executive officers. 4. To ratify the selection by the Audit Committee of the Board ofDirectors of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations, Inc. for the fiscal year ending December 31, 2012. 3. To approve the Power Integrations, Inc. 2007 EquityIncentive Plan, as amended to increase the aggregate number of shares of the company’s common stockauthorized for issuance under the plan. For Against Abstain B Non-Voting Items Change of Address —Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact shouldadd their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.Signature Date (mm/dd/yyyy) — Please print date below. 1 — Please keep signature within the box.Signature 2 — Please keep signature within the box. MMMMMMM1308411 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE ANDMR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE ANDMR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE ANDC 12345678901UPX01GWCA

IF YOU HAVE NOT VOTED VIA THE INTERNET ORTELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Power Integrations PROXY SOLICITED BY THE BOARD OF DIRECTORSFOR THE ANNUAL MEETING OF STOCKHOLDERSTO BE HELD ON JUNE 18, 2012The undersigned hereby appoints Balu Balakrishnan and Sandeep Nayyar, and each of them, as attorneys and proxies of the undersigned, with full power ofsubstitution, to vote all of the shares of stock of Power Integrations, Inc.which the undersigned may be entitled to vote at the Annual Meeting of Stockholdersof Power Integrations, Inc. to be held at 5245 Hellyer Avenue, San Jose, CA 95138 on Monday, June 18, 2012 at 10:00 a.m. (local time), and at any and allpostponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect ofthe following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly comebefore the meeting.UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL2, FOR PROPOSAL 3 ANDFOR PROPOSAL4, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONSARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.If you vote by telephone or the Internet, please DO NOT mail back this proxy card.